UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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THE MACERICH COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Macerich Company

April 20, 2007

Dear Stockholder:

You are cordially invited to attend our Annual Meeting of Stockholders to be held on Wednesday, May 30, 2007 at 10:00 a.m. local time at The Fairmont Miramar Hotel, 101 Wilshire Boulevard, Santa Monica, California.

The enclosed Notice and Proxy Statement contain details concerning the matters to be considered during the Annual Meeting. At the Annual Meeting, you will be asked to (i) elect three directors; (ii) ratify the appointment of Deloitte & Touche LLP as the Company’s independent accountants; (iii) consider a stockholder proposal regarding declassification of the Board of Directors, if properly presented at the meeting; and (iv) transact such other business as may properly come before the meeting. You will note that the Board of Directors of the Company recommends a vote “FOR” the election of each of the three directors, “FOR” the ratification of the appointment of Deloitte & Touche LLP and “AGAINST” the stockholder proposal regarding declassification of the Board. Please complete, sign and return your Proxy in the enclosed envelope at your earliest convenience to assure that your shares will be represented and voted at the Annual Meeting, even if you cannot attend.

We look forward to seeing you at the Annual Meeting and thank you for your support.

Mace Siegel
Chairman of the Board

Arthur Coppola
President and Chief Executive Officer

THE MACERICH COMPANY

401 WILSHIRE BOULEVARD
SUITE 700
SANTA MONICA, CALIFORNIA 90401

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 30, 2007

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) of The Macerich Company, a Maryland corporation (the “Company”), will be held on Wednesday, May 30, 2007 at 10:00 a.m. local time at The Fairmont Miramar Hotel, 101 Wilshire Boulevard, Santa Monica, California, for the following purposes described in this Notice:

(1)         To elect three members of the Board of Directors, each to serve for a three-year term and until his successor is duly elected and qualifies;

(2)         To consider and vote upon the ratification of the appointment of Deloitte & Touche LLP as the independent accountants for the Company for the year ending December 31, 2007;

(3)         To consider and vote upon a stockholder proposal regarding declassification of the Board, if properly presented at the meeting; and

(4)         To consider and act upon any other matter that may properly be brought before the Annual Meeting and at any adjournment or postponement thereof.

Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which the Annual Meeting may be adjourned or postponed.

The Board of Directors has fixed the close of business on Tuesday, March 13, 2007 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. Only stockholders of record of the Company’s common stock, $.01 par value per share, at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

You are requested to complete and sign the enclosed form of Proxy, which is being solicited by the Board of Directors, and to mail it promptly in the enclosed postage prepaid envelope. Any Proxy may be revoked by delivery of a later dated Proxy or a written notice of revocation or by attending the Annual Meeting and voting in person.

By Order of the Board of Directors

Richard A. Bayer
Secretary
Santa Monica, California
April 20, 2007

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE POSTAGE PREPAID ENVELOPE PROVIDED. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

THE MACERICH COMPANY

401 WILSHIRE BOULEVARD
SUITE 700
SANTA MONICA, CALIFORNIA 90401

PROXY STATEMENT
FOR 2007 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 30, 2007

This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of The Macerich Company, a Maryland corporation (the “Company”), for use at its 2007 Annual Meeting of Stockholders to be held on Wednesday May 30, 2007 at 10:00 a.m. local time at The Fairmont Miramar Hotel, 101 Wilshire Boulevard, Santa Monica, California, and at any adjournment or postponement thereof (the “Annual Meeting”). This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and Proxy are first being sent to stockholders on or about April 20, 2007. The Company’s 2006 Annual Report, including financial statements for the fiscal year ended December 31, 2006, is being mailed to stockholders concurrently with this Proxy Statement. The Annual Report, however, is not part of the proxy solicitation material.

ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, our stockholders will consider and vote on the following matters:

(1)         the election of three directors;

(2)         the ratification of the appointment of the Company’s independent accountants; and

(3)         the stockholder proposal regarding declassification of the Board, if properly presented at the meeting.

In addition, our stockholders will transact any other business that properly comes before the meeting. Management of the Company will also respond to any questions from our stockholders.

Who is entitled to vote?

Only holders of record of the Company’s common stock, $.01 par value per share (the “Common Stock”), at the close of business on the record date, March 13, 2007 (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. Holders of Common Stock are entitled to cast one vote for each share held by them on each matter to be voted upon. The Common Stock is the only class of securities of the Company authorized to vote. Under the Company’s Charter and applicable law, a stockholder is not entitled to cumulative voting rights in the election of directors.

Who can attend the Annual Meeting?

All stockholders of the Company as of the Record Date, or their duly appointed Proxy holders, may attend the Annual Meeting.

What constitutes a quorum?

The presence, in person or by proxy, of holders entitled to cast at least a majority of all the votes entitled to be cast is necessary to constitute a quorum for the transaction of business at the Annual Meeting. As of the Record Date, 72,335,853 shares of Common Stock were outstanding and entitled to vote. Abstentions and broker “non-votes” will count toward the presence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner returns a properly executed proxy, but does not cast a vote with respect to a particular proposal because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner.

How do I vote?

If you hold your shares as a stockholder of record and you complete and properly sign the accompanying Proxy and return it in the enclosed postage prepaid envelope, it will be voted as you direct. If you are a stockholder of record and attend the meeting, you may deliver your completed Proxy or vote in person. If you hold your shares indirectly in the name of a bank, broker or other nominee, you will receive instructions from your bank, broker or other nominee describing how to vote your shares.

If no instructions are given on your returned Proxy, the shares will be voted FOR the election of each of the three nominees for director, FOR the ratification of the appointment of the Company’s independent accountants and AGAINST the stockholder proposal regarding declassification of the Board. The holders of the Proxy will also have discretionary authority to vote on other matters that may be properly brought before the Annual Meeting or that may be incidental to the conduct of the meeting. It is not anticipated that any matter, other than those set forth in this Proxy Statement, will be presented at the Annual Meeting. If other matters are presented, Proxies will be voted by the Proxy holders in accordance with the recommendation of the Board of Directors or, if no recommendation is given, in the discretion of the Proxy holders. Stockholder votes will be tabulated by the persons appointed to act as inspectors of election for the Annual Meeting.

Can I change my vote after I return my Proxy card?

Yes. Even after you have submitted your Proxy, you may change your vote at any time before the Proxy is exercised by delivering a duly executed Proxy bearing a later date or a written revocation to the Secretary of the Company at the address of the Company set forth above or by attending the Annual Meeting and voting in person. Any stockholder of record as of the Record Date attending the Annual Meeting may vote in person, whether or not a Proxy has been previously given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given Proxy.

What are the Board of Directors’ recommendations?

Unless you give other instructions on your Proxy, the persons named as Proxy holders on the Proxy will vote in accordance with the recommendations of the Company’s Board of Directors. The Board’s recommendations are set forth together with the description of each matter in this Proxy Statement. In summary, the Board unanimously recommends a vote:

FOR election of each of the three nominees for director;

FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent accountants for the year ending December 31, 2007; and

AGAINST the stockholder proposal regarding declassification of the Board.

With respect to any other matter that properly comes before the meeting, the Proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in the discretion of the Proxy holders.

What vote is required to approve each matter?

Assuming the presence of a quorum, the affirmative vote of a majority of all of the votes cast on the matter at the Annual Meeting in person or by Proxy will be required for the election of each director nominee, the ratification of the appointment of Deloitte & Touche LLP to serve as the Company’s independent accountants and the stockholder proposal regarding declassification of the Board. Abstentions are not counted as votes cast and will have no effect on the vote for the election of the directors, the ratification of the appointment of Deloitte & Touche LLP or the stockholder proposal regarding declassification of the Board. In addition, broker non-votes regarding the stockholder proposal will not be counted as a vote cast and will have no effect on the result of the vote on the stockholder proposal.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Bylaws provide that the Board of Directors consists of nine directors. The Board is divided into three classes with each class constituting one-third of the total number of directors. Each class serves a three-year term and each director holds such office until his or her successor is duly elected and qualifies. The present term for the Class One directors expires at the Annual Meeting, and the present terms for the Class Two and Class Three directors expire at the annual meetings of stockholders to be held in 2008 and 2009, respectively.

The three Class One directors, if elected at the Annual Meeting, will hold office until the annual meeting of stockholders in 2010 and until their respective successors are duly elected and qualify. The Board of Directors, based on the recommendations of the Nominating and Corporate Governance Committee, has nominated Edward C. Coppola, Fred S. Hubbell and Dr. William P. Sexton to continue to serve as Class One directors of the Company (the “Nominees”).

Each of the Nominees is currently serving as a director of the Company and has consented to be nominated and to serve if elected. However, if any Nominee is unavailable for election or unable to serve, the Proxy holders may vote for another person nominated by the Board of Directors or the Board may amend the Bylaws to reduce the number of directors to be elected at the Annual Meeting.

The Board of Directors will consider a nominee for election to the Board of Directors recommended by a stockholder of record if the stockholder submits the nomination to the Nominating and Corporate Governance Committee c/o the Company’s Secretary in compliance with the advance notice and information requirements of the Company’s Bylaws. See “Other Matters—Stockholder Proposals and Director Nominees” for a summary of these requirements.

Election of each director requires the affirmative vote of a majority of all of the votes cast on the matter at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES. PROXIES RECEIVED WILL BE VOTED “FOR” EACH OF THE NOMINEES UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THE PROXY.

Information Regarding Nominees and Directors

The following table and biographical descriptions set forth certain information with respect to the directors of the Company (including the Nominees), each of whom has served continuously since elected, based on information furnished to the Company by each such director. The following information is as of March 31, 2007, unless otherwise specified.

Name	Age	Director Since	Amount and Nature of Beneficial Ownership of Common Stock(1)		Percent of Common Stock(2)	Amount and Nature of Beneficial Ownership of OP Units(1)(3)		Percent of Common Stock(4)
Nominees
Class One:
Edward C. Coppola(5)	52	1994	202,256	(6)(7)(8)	*	841,368		1.42%
Fred S. Hubbell	55	1994	129,885	(9)(10)(11)	*	—		*
Dr. William P. Sexton	68	1994	44,495	(12)(13)	*	—		*
Continuing Directors
Class Two:
Dana K. Anderson	72	1994	7,828	(14)	*	1,135,603	(15)	1.55%
Diana M. Laing	52	2003	12,605	(16)	*	—		*
Stanley A. Moore	68	1994	74,231	(17)	*	—		*
Class Three:
Arthur M. Coppola(5)	55	1994	1,304,103	(18)(19)(20)	1.80%	1,443,316		3.72%
James S. Cownie	62	1994	116,112	(21)(22)	*	—		*
Mace Siegel	81	1994	156,400	(23)	*	3,514,316	(24)	4.83%

                 * The percentage of shares beneficially owned by this director does not exceed one percent of the outstanding Common Stock.

       (1) Except as provided under applicable state marital property laws or as otherwise noted, each individual in the table above has sole voting and investment power over the shares of Common Stock or OP Units (as defined in Note 3 below) listed.

       (2) Assumes that none of the outstanding OP Units or any convertible securities of the Company are redeemed for or converted into shares of Common Stock.

       (3) The Company is the sole general partner of, and owns an aggregate of approximately 84% of the common and preferred ownership interests (“OP Units”) in, The Macerich Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”). The Operating Partnership holds directly or indirectly substantially all of the Company’s interests in 73 regional shopping malls and 18 community centers (the “Centers”). In connection with the formation of the Company and the Operating Partnership, as well as subsequent acquisitions of certain Centers, OP Units were issued to certain persons in connection with the transfer of their interests in certain Centers. The OP Units are redeemable at the election of the holder and the Company may redeem them for cash or shares of Common Stock on a one-for-one basis (subject to antidilution provisions), at its election.

       (4) Assumes that all OP Units held by the person are redeemed for shares of Common Stock and that none of the OP Units or any convertible securities of the Company held by other persons are redeemed for or converted into shares of Common Stock, notwithstanding the percentage limitations under the Company’s Charter which limit the number of shares that may be acquired by such person.

       (5) Arthur Coppola and Edward Coppola are brothers.

       (6) Includes 27,166 shares subject to options granted to Mr. E. Coppola under the Amended and Restated 1994 Incentive Plan, as amended (the “1994 Incentive Plan”), that are currently exercisable or become exercisable before May 30, 2007. Mr. E. Coppola also has 49,779 unvested limited partnership interests in the form of a new class of units of the Operating Partnership (“LTIP Units”) under the 2006 LTIP (as defined below). LTIP Units vest in two cumulative stages and do not realize their full economic value until certain conditions are satisfied as more fully described on page 33 of this Proxy Statement.

       (7) Includes 31,000 shares held by the E.C. Coppola Family Limited Partnership (an entity controlled by Mr. E. Coppola) and 4,200 shares held by Mr. E. Coppola as custodian for his minor children. This family partnership is 90% owned by the trusts for Mr. Coppola’s children and 5% owned by each of Mr. Coppola and his wife. Mr. Coppola disclaims any beneficial ownership of the shares held by his wife.

       (8) Includes 28,917 shares of non-transferrable restricted stock granted to Mr. E. Coppola under the 2003 Equity Incentive Plan (“2003 Incentive Plan”) that will vest after May 29, 2007. Includes 139,603 shares which are pledged as collateral for a line of credit.

       (9) Includes 900 shares held in trust by Mr. Hubbell as trustee and 10,000 shares held in trust for the benefit of Mr. Hubbell and his descendants. Also includes 16,500 shares held by a foundation of which Mr. Hubbell and his wife are trustees. Also includes 4,000 shares held by his wife as to which Mr. Hubbell has neither voting nor investment power and disclaims any beneficial ownership.

(10) Includes 30,000 shares subject to options granted to Mr. Hubbell under the Company’s 1994 Eligible Directors’ Stock Option Plan (the “Director Plan”), the 1994 Incentive Plan or the 2000 Incentive Plan which are currently exercisable or become exercisable before May 30, 2007. Includes 1,833 shares of non-transferrable restricted stock granted to this director under the 2003 Incentive Plan which will vest after May 29, 2007.

(11) Includes 24,885 stock units credited to Mr. Hubbell under the terms of the Company’s Eligible Directors’ Deferred Compensation/Phantom Stock Plan (the “Director Phantom Stock Plan”), the vesting and terms of which are described under “Compensation of Directors” below (“stock units”). Stock units are payable solely in shares of Common Stock, do not represent outstanding shares or have voting rights and are non-transferrable.

(12) Includes 14,000 shares subject to options granted to Dr. Sexton under the Director Plan, the 1994 Incentive Plan or the 2000 Incentive Plan which are currently exercisable or become exercisable before May 30, 2007. Includes 1,833 shares of non-transferrable restricted stock granted to this director under the 2003 Incentive Plan which will vest after May 29, 2007.

(13) Includes 27,495 stock units credited to Dr. Sexton under the terms of the Director Phantom Stock Plan.

(14) All shares of Common Stock are held in trust by Mr. Anderson as trustee of the Anderson Family Trust for the benefit of Mr. Anderson and his wife.

(15) All OP Units are held in trust by Mr. Anderson as trustee of the Anderson Family Trust for the benefit of Mr. Anderson and his wife.

(16) Includes 7,105 stock units credited to Ms. Laing under the terms of the Director Phantom Stock Plan. Includes 2,500 shares subject to options granted to Ms. Laing under the 2003 Incentive Plan which are currently exercisable or become exercisable before May 30, 2007. Also includes 1,833 shares of non-transferrable restricted stock granted to this director under the 2003 Incentive Plan which will vest after May 29, 2007.

(17) Includes 25,731 stock units credited to Mr. Moore under the terms of the Director Phantom Stock Plan and 1,833 shares of non-transferrable restricted stock granted to this director under the 2003 Incentive Plan which will vest after May 29, 2007.

(18) Includes 1,700 shares held by Mr. A. Coppola as custodian for his minor children.

(19) Includes 57,537 shares of non-transferrable restricted stock granted to Mr. A. Coppola under the 2003 Incentive Plan which will vest after May 29, 2007. Includes 895,908 shares which are pledged as collateral for a line of credit.

(20) Includes 295,722 shares subject to options granted to Mr. A. Coppola under the 1994 Incentive Plan which are currently exercisable or become exercisable before May 30, 2007. Mr. A. Coppola also has 85,335 unvested LTIP Units under the 2006 LTIP.

(21) Includes 26,612 stock units credited to Mr. Cownie under the terms of the Director Phantom Stock Plan. Includes 30,000 shares subject to options granted to Mr. Cownie under the Director Plan, the 1994 Incentive Plan or the 2000 Incentive Plan which are currently exercisable or become exercisable before May 30, 2007. Includes 1,833 shares of non-transferrable restricted stock granted to this director under the 2003 Incentive Plan which will vest after May 29, 2007.

(22) Includes 3,750 shares owned by Mr. Cownie’s wife as to which shares Mr. Cownie has neither voting nor investment power and disclaims any beneficial ownership. Also includes 750 shares held in trusts for unrelated third parties of which Mr. Cownie and his wife are trustees.

(23) All shares of Common Stock are held by two Siegel Living Trusts.

(24) All OP Units are held by two Siegel Living Trusts.

The Company was formed on September 9, 1993 to continue the business of The Macerich Group, which had been engaged in the shopping center business since 1965. The principals of The Macerich Group consisted of Mace Siegel, Arthur Coppola, Dana Anderson, Edward Coppola, Richard Cohen and certain of their family members, relatives and business associates. The Company conducts all of its business through the Operating Partnership, the property partnerships and limited liability companies that own title to the Centers and various management companies. The management companies provide property management, leasing and other related services to the Company’s properties.

The following provides certain biographical information with respect to all directors of the Company, including the Nominees.

Dana K. Anderson has been Vice Chairman of the Board of Directors since the Company’s formation. In addition, Mr. Anderson served as Chief Operating Officer of the Company from its formation until December 1997. Mr. Anderson has been with The Macerich Group or the Company since 1966. He has 41 years of shopping center experience with The Macerich Group and the Company and 46 years of experience in the real estate industry.

Arthur M. Coppola has been President and Chief Executive Officer of the Company since its formation. Mr. Coppola has over 30 years of experience in the shopping center industry, all of which has been with The Macerich Group and the Company. In addition, Mr. Coppola is the chair of the Board of Governors of the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”). Mr. Coppola is also an attorney and a certified public accountant.

Edward C. Coppola has been Executive Vice President of the Company since its formation and became Senior Executive Vice President and Chief Investment Officer in 2004. He has 31 years of shopping center experience with The Macerich Group and the Company. In addition, Mr. Coppola became a member of the Board of Directors of Strategic Hotels & Resorts, Inc., a publicly-traded real estate investment trust (“REIT”) which owns and manages high-end hotels and resorts, on March 15, 2006. Mr. Coppola is also an attorney.

James S. Cownie, currently a private investor, was formerly Chairman and CEO of New Heritage Associates, a cable television operator with cable properties located in the Minneapolis/St. Paul, Minnesota area from 1991 to 1996. Prior to that, Mr. Cownie was Co-Founder and President of Heritage Communications, Inc., a cable television operator serving 22 states, from 1971 to 1990. Mr. Cownie is a member of the Board of Directors of Da-Lite Screen Company, a manufacturer of audio-visual equipment; MARKETLINK, INC., a telemarketing firm; and West End Liquidation, LLC, a converter of animal by-products, which is in the process of being sold to Darling International, an American Stock Exchange company. Mr. Cownie also serves as President of West End Liquidation, LLC. Mr. Cownie is the Chairman and majority owner of WWL Holding, a logistics company engaged in transportation and pallet management.

Fred S. Hubbell was a member of the Executive Board and Chairman of Insurance and Asset Management Americas for ING Group, a Netherlands-based banking, insurance and asset management company, and had served as an Executive Board member from May 2000 through April 2006. Mr. Hubbell became Chairman of Insurance and Asset Management Americas in 2004 and was previously Chair of the Executive Committees of the Americas and Asia/Pacific beginning January 2000. Mr. Hubbell had also been responsible for Nationale Nederlanden, ING’s largest Dutch insurance company, and ING’s asset management operations throughout Europe since May 2004. Mr. Hubbell elected to retire from ING Group’s Executive Board effective April 25, 2006 and has returned to the United States. From February 1999 until January 2000, Mr. Hubbell was a member of the Executive Committee of Financial Services International for ING Group and from October 1997 until February 1999, Mr. Hubbell was President and Chief Executive Officer of the United States Life and Annuities Operations for ING Group. Mr. Hubbell was formerly Chairman, President and Chief Executive Officer of Equitable of Iowa Companies, an insurance holding company, serving in his position as Chairman from May 1993 to October 1997, and as President and Chief Executive Officer from May 1989 to October 1997. Mr. Hubbell served in various capacities with Equitable of Iowa Companies since 1983, in addition to serving as Chairman of Younker’s, a department store chain and subsidiary of Equitable of Iowa Companies, from 1985 until 1992, when the retail subsidiary was sold. Mr. Hubbell is also an attorney.

Diana M. Laing has 24 years of real estate industry experience, with particular expertise in finance, capital markets, strategic planning, budgeting and financial reporting. She is Chief Financial Officer and Secretary of Thomas Properties Group, Inc., a real estate operating company and institutional investment manager focused on the development, acquisition, operation and ownership of commercial properties throughout the United States, and has served in such capacity since May 2004. Ms. Laing served as Chief Financial Officer of each of Triple Net Properties, LLC from January through April 2004, New Pacific Realty Corporation from December 2001 to December 2003, and Firstsource Corp. from July 2000 to May 2001. Previously, Ms. Laing was Executive Vice President, Chief Financial Officer and Treasurer from August 1996 to July 2000 of Arden Realty, Inc., a publicly-traded REIT which was the largest owner and operator of commercial office properties in Southern California. From 1982 to August 1996, she served in various capacities, including Executive Vice President, Chief Financial Officer and Treasurer of Southwest Property Trust, Inc., a publicly-traded multi-family REIT which owned multi-family properties throughout the southwestern United States. Ms. Laing began her career as an auditor with Arthur Andersen & Co. She is a board member of the Big Brothers/Big Sisters of Greater Los Angeles and the Inland Empire.

Stanley A. Moore is Chief Executive Officer of Overton Moore Properties, which constructs, owns and manages office, industrial and mixed-use space and has served in such position since 1973. Mr. Moore also has been a director of Overton Moore Properties (or its predecessor) since 1973. Mr. Moore is past president of the Southern California Chapter of the National Association of Industrial and Office Parks, and is a board member of the Economic Resources Corporation of South Central Los Angeles.

Dr. William P. Sexton is Vice President, Emeritus, University Relations of the University of Notre Dame and had assumed this position in 1983. After serving in this role for 20 years, he returned to teaching full time in the College of Business. He is a Full Professor in the Management Department and teaches in the University’s Executive MBA Program. Dr. Sexton has been employed as a professor in the Management Department of the Business School at Notre Dame since 1966.

Mace Siegel has been Chairman of the Board of Directors of the Company since its formation. Mr. Siegel founded The Macerich Group in 1965 and has 54 years of experience in the shopping center business.

The Board of Directors and its Committees

Board of Directors.   The Company is managed under the direction of a Board of Directors composed of nine members. A majority of the Board members are independent directors under the requirements set forth in the Company’s Director Independence Standards (each, an “Independent Director”) which comply with the Corporate Governance Standards of the New York Stock Exchange (“NYSE Rules”). These Director Independence Standards are outlined in the Company’s Guidelines on Corporate Governance which are available at www.macerich.com under “Investing-Corporate Governance” and are also available in print to any stockholder who requests a copy from the Company’s Secretary. In addition, the Director Independence Standards are attached as Appendix I. The Board of Directors met six times in 2006. Each of the directors attended each Board meeting, except Mr. Cownie missed one meeting. In addition, each director attended at least 75% of the total number of meetings of the Board of Directors and of each committee on which he or she served during 2006.

Director Independence.   For a director to be considered independent, the Board must affirmatively determine that the director does not have any direct or indirect material relationship with the Company or its executive officers. The Board has established Director Independence Standards to assist it in determining director independence. The Director Independence Standards establish exclusionary standards which conform to the independence requirements of the NYSE Rules (“Exclusionary Standards”) and categorical standards which identify permissible immaterial relationships between the directors and the Company and its executive officers (“Categorical Standards”). In addition to applying these standards, the Board will consider all relevant facts and circumstances in making an independence determination. Applying the Director Independence Standards, the Board has determined that the following five directors do not have any direct or indirect material relationship with the Company or its executive officers and, therefore, each is an Independent Director: Messrs. Cownie, Hubbell and Moore, Ms. Laing and Dr. Sexton. The Board specifically determined that none of these directors has any relationship with the Company or its executive officers which falls within the Exclusionary Standards or falls outside the Categorical Standards.

Executive Committee.   The Executive Committee of the Board of Directors consists of Messrs. Moore, Siegel and A. Coppola and has such authority as is delegated by the Board and as permitted under applicable law, including authority to negotiate and implement acquisitions and to execute certain contracts and agreements with unaffiliated third parties. The primary purpose of the Executive Committee is to exercise the powers and duties of the Board between Board meetings and to implement the policy decisions of the Board on matters not delegated to other committees. Mr. A. Coppola is the chairperson. The Executive Committee did not meet during 2006.

Audit Committee.   The Board’s Audit Committee consists of Mr. Cownie, Ms. Laing and Dr. Sexton, each of whom is an Independent Director and meets the independence requirements for audit committee members under the NYSE Rules and the Securities Exchange Act of 1934, as amended (“Exchange Act”). Ms. Laing is the chairperson of the Committee and has been designated by the Board as an Audit Committee financial expert. The Audit Committee met nine times during 2006 with all members attending each meeting.

Under the terms of the Audit Committee Charter, the purpose of this Committee is to assist the Board in overseeing the accounting and financial reporting processes and the audits of the financial statements of the Company, including the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent public accountants’ qualifications and independence, and the performance of the Company’s independent public accountants and internal audit function. This Committee’s duties include:

(1)         selecting, evaluating and, where appropriate, replacing the independent public accountants,

(2)         reviewing the Company’s financial statements with management and the independent public accountants,

(3)         reviewing and approving with the independent public accountants the scope and results of the audit engagement,

(4)         pre-approving audit and permissible non-audit services provided by the independent public accountants,

(5)         reviewing the independence of the independent public accountants,

(6)         reviewing the adequacy of the Company’s internal accounting controls, and

(7)         reviewing and approving related-party transactions in accordance with the Company’s Related Party Transaction Policies and Procedures as described below.

Compensation Committee.   The members of the Compensation Committee are Messrs. Cownie and Moore and Dr. Sexton, each of whom is an Independent Director. Dr. Sexton is the chairperson of this Committee. The Compensation Committee met five times during 2006, with all members attending each meeting, except Mr. Moore missed one meeting. As outlined in its Charter, the Compensation Committee has overall responsibility for approving and evaluating the director and executive officer compensation plans, policies and programs of the Company as well as reviewing annually the Company’s overall compensation structure and philosophy. The Compensation Committee specifically reviews and approves compensation for the Company’s executive officers and reviews and recommends to the Board of Directors director compensation, in addition to administering certain of the Company’s employee benefit and stock plans. See “Compensation Discussion and Analysis.”

The Compensation Committee has the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of director and executive officer compensation, including approving their fees and terms. The Compensation Committee currently uses Towers Perrin, a nationally recognized, independent compensation consulting firm. Towers Perrin performs no work for management, receives compensation only for its work in advising the Compensation Committee, and maintains no other economic relationship with the Company. The Compensation Committee may also form and delegate authority to subcommittees, when appropriate, each subcommittee to only consist of Independent Directors. No subcommittee has been formed.

Nominating and Corporate Governance Committee.   The Nominating and Corporate Governance Committee consists of Messrs. Cownie, Hubbell and Moore, each of whom is an Independent Director. Mr. Moore serves as chairperson. The Nominating and Corporate Governance Committee met once in 2006 and all members attended the meeting. The Nominating and Corporate Governance Committee operates under a Charter which provides that the Committee will:

(1)         assist the Board by identifying individuals qualified to become Board members and to recommend to the Board nominees for election as director by the stockholders or by the Board to fill a vacancy occurring between stockholder meetings,

(2)         recommend to the Board adoption of and changes to the Company’s Guidelines on Corporate Governance,

(3)         lead the Board in its annual review of the performance of the Board and its committees,

(4)         recommend to the Board director nominees for each Board committee, and

(5)         perform such other duties and responsibilities as are set forth in its Charter or delegated by the Board, including developing a succession plan to ensure continuity in the Company’s management.

Committee Charters.   The Charters for the Executive Committee, Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee are available at www.macerich.com under “Investing-Corporate Governance.” Each Charter is also available in print to any stockholder who requests a copy from the Company’s Secretary.

Related Party Transaction Policies and Procedures.   The Company established Related Party Transaction Policies and Procedures (the “Policies”) which are administered by the Audit Committee. These Policies are designed to assist with the proper identification, review and disclosure of related party transactions and apply to any transaction or series of transactions in which the Company or an affiliate is a participant, the amount involved exceeds $120,000 and a related party has a direct or indirect material interest. A related party generally includes any director, executive officer, stockholder of more than 5% of the Common Stock and any immediate family member thereof. Under the Policies, transactions that fall within this definition will be referred to the Audit Committee for approval, ratification or other action. In determining whether to approve or ratify a transaction, the Audit Committee will consider all of the relevant facts and circumstances, including the related party’s interest, the amount involved in the transaction, and whether the transaction has terms no less favorable than those generally available from an unrelated third party. The Audit Committee will approve or ratify such transaction if it determines, in good faith, that under all of the circumstances the transaction is fair to the Company.

Director Selection Process.   The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee periodically assesses the appropriate size of the Board of Directors, and whether any vacancies are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, officers, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee and may be considered at any point during the year. The Nominating and Corporate Governance Committee also will review any materials provided by professional search firms or other parties in connection with a nominee. In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board. This Committee will make the final recommendations of candidates to the Board for nomination.

The Board of Directors has a policy that stockholders may propose nominees for consideration by the Nominating and Corporate Governance Committee for election at an annual meeting of stockholders by submitting the names and qualifications of such persons to the Nominating and Corporate Governance Committee c/o the Company’s Secretary. The submissions must be made in accordance with the advance notice and information requirements set forth in the Company’s Bylaws, a copy of which will be made available upon request. The Nominating and Corporate Governance Committee does not apply any specific, minimum qualifications in determining a director candidate and does not impose additional qualifications on stockholder-recommended potential nominees. Instead, the Committee reviews the candidates taking into account the current Board membership and considers a variety of factors, including the specific needs of the Company and the Board, the experience, skills, areas of expertise, independence, productivity and length of service of the candidates, as applicable. This process is described in the Company’s Guidelines on Corporate Governance which are available at www.macerich.com under “Investing-Corporate Governance.”

Presiding Director.   The Independent Directors of the Company designated Mr. Moore to act as Presiding Director for the non-management directors of the Company. The role of the Presiding Director is to prepare with the Chief Executive Officer the Board agendas, chair the executive sessions of the non-management directors, call meetings of the Independent Directors and perform such other functions as the Board or non-management directors may direct. The non-management directors meet in separate executive sessions after each regularly-scheduled quarterly Board meeting. The non-management directors met four times in 2006. Each non-management director is an Independent Director.

Attendance at Stockholders’ Meetings.   The Board encourages directors in the Santa Monica area at the time of the Stockholders’ Meeting to attend the meeting. The Board does not require attendance because the Company’s stock is predominately held by institutional stockholders and attendance is traditionally light. At the 2006 Annual Stockholders’ Meeting, a total of five directors and/or executive officers of the Company attended.

Contact the Company’s Board.   Individuals may contact the Company’s entire Board of Directors, the non-management directors as a group or the Presiding Director for the non-management directors, by sending an email as follows:

Board of Directors—boardofdirectors@macerich.com
Non-Management Directors—nonmanagementdirectors@macerich.com
Presiding Director of the Non-Management Directors—presidingdirector@macerich.com

Such communications may be anonymous and also may be submitted in writing in care of:

Attention: Corporate Secretary
The Macerich Company
401 Wilshire Blvd., Suite 700
Santa Monica, CA 90401

All communications are distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances of the communication. The Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of the Board be excluded, such as spam, junk mail and mass mailings, resumes and other forms of job inquiries, surveys, business solicitations or advertisements.

Codes of Ethics.   The Company expects that all of its directors, officers and employees will maintain a high level of integrity in their dealings with and on behalf of the Company and will act in the best interests of the Company. The Company has adopted a Code of Business Conduct and Ethics which provides principles of conduct and ethics for the Company’s directors, officers and employees. This Code complies with the requirements of the Sarbanes-Oxley Act of 2002 and the NYSE Rules. In addition, the Company has adopted a Code of Ethics for the CEO and Senior Financial Officers which supplements the Code of Business Conduct and Ethics applicable to all employees. Each of these Codes of Conduct is available on the Company’s website at www.macerich.com under “Investing-Corporate Governance” and is also available in print to any stockholder who requests a copy from the Company’s Secretary.

Compensation of Directors

Non-employee directors are compensated for their services according to an arrangement authorized by the Board of Directors and recommended by the Compensation Committee. In 2005, the Compensation Committee engaged Towers Perrin to assess the competitiveness of compensation levels for its non-employee directors. The Compensation Committee generally reviews director compensation annually. A Board member who is also an employee of the Company or a subsidiary does not receive compensation for service as a director. Messrs. Siegel, A. Coppola, Anderson and E. Coppola are the only directors who are also employees of the Company or a subsidiary. Subject to elections under the Director Phantom Stock

Plan, the following sets forth the compensation structure which has been in place for the non-employee directors since January 26, 2006:

Annual Retainer for Service on the Board—$40,000, payable in quarterly installments plus 1,000 shares of restricted stock are automatically granted on or about March 31 of each year, vesting over three years.

Board Meeting Fees—$1,000 for each meeting attended and $500 for each telephonic meeting attended.

Committee Meetings—$1,000 for each meeting attended and $500 for each telephonic meeting attended, unless the committee meeting is held on the day of a meeting of the Board of Directors.

Annual Retainer for Chairman of the Audit Committee—$20,000.

Annual Retainer for Chairman of the Compensation Committee—$10,000.

Annual Retainer for Chairman of the Nominating and Corporate Governance Committee—Twice the amount of any meeting fees paid to the committee members.

Initial Restricted Grant—Upon joining the Board of Directors, 500 shares of restricted stock are granted, vesting over three years.

Expenses—The reasonable expenses incurred by each director (including employee directors) in connection with the performance of the director’s duties are also reimbursed by the Company.

Each grant of restricted stock is made pursuant to the Company’s 2003 Incentive Plan. In addition, the Director Phantom Stock Plan offers non-employee directors the opportunity to defer cash compensation for up to three years and to receive that compensation (to the extent that it is actually earned by service during that period) in shares of common stock rather than in cash after termination of service or a predetermined period. Such compensation includes the annual retainer, regular meeting fees and special meeting fees payable by the Company to a non-employee director. Every non-employee director during his or her term of service has elected to receive such compensation in Common Stock. Deferred amounts are credited as stock units at the beginning of the applicable deferral period based on the present value of such deferred compensation divided by the average fair market value of the Common Stock. Stock unit balances are credited with dividend equivalents (priced at market) and are ultimately paid out in shares on a 1:1 basis. A maximum of 250,000 shares of Common Stock may be issued in total under the Director Phantom Stock Plan, subject to certain customary adjustments. The vesting of the stock units is accelerated in case of the death or disability of a director or, after a change in control event, the termination of his or her services as a director.

The following table summarizes the compensation paid, awarded, earned or expensed with respect to each of our non-employee directors during 2006.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(3)	Total ($)
James S. Cownie	51,500	36,566	—	—	—	66,021	154,087
Fred S. Hubbell	43,000	36,566	—	—	—	62,346	141,912
Diana M. Laing	60,500	36,566	—	—	—	12,535	109,601
Stanley A. Moore	47,000	36,566	—	—	—	64,238	147,804
Dr. William P. Sexton	63,500	36,566	—	—	—	67,517	167,583

(1)          Pursuant to the Director Phantom Stock Plan, each director elected to defer fully the receipt of cash compensation consisting of the annual retainer, regular meeting fees and special meeting fees for 2006 and to receive such compensation in Common Stock after termination of service. Therefore, for 2006, Messrs. Cownie, Hubbell and Moore, Ms. Laing and Dr. Sexton were credited with 1,149, 936, 1,055, 1,303, and 1,377 stock units which vested as the service was provided.

(2)          The amounts represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with Statement of Financial Accounting Standards No. 123(R) (“FAS 123(R)”), of restricted stock awards pursuant to the 2003 Incentive Plan, and therefore include amounts from awards granted in and prior to 2006. Any estimated forfeitures were excluded from the determination of these amounts. Assumptions used in the calculation of these amounts are set forth in footnote 16 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on 10-K filed with the Securities and Exchange Commission (“SEC”) on February 27, 2007.

Each of the non-employee directors received 1,000 shares of restricted stock during 2006 under the 2003 Incentive Plan. The aggregate grant date fair value computed in accordance with FAS 123(R) for the 1,000 shares of restricted stock granted to each of the non-employee directors on March 31, 2006 was $371,000.

As of December 31, 2006, the non-employee directors held the following number of unexercised stock options, unvested shares of restricted stock and stock units:

Name	Unexercised Options (#)	Unvested Shares of Restricted Stock (#)	Stock Units (#)
James S. Cownie	30,000	1,500	24,548
Fred S. Hubbell	30,000	1,500	23,178
Diana M. Laing	2,500	1,500	4,669
Stanley A Moore	9,500	1,500	23,876
Dr. William P. Sexton	14,000	1,500	25,112

(3)          This column shows the dollar amount of dividend equivalents credited to the director’s stock unit account in 2006. Stock unit balances are credited with dividend equivalents (priced at market) and in 2006, Messrs. Cownie, Hubbell and Moore, Ms. Laing and Dr. Sexton received 879, 830, 855, 167 and 899 dividend equivalent stock units.

Executive Officers

The following table sets forth the names, ages and positions of the executive officers of the Company, the date each became an officer of the Company, and the number of shares of our Common Stock and OP Units beneficially owned by each of them as of March 31, 2007. Executive officers of the Company serve at the pleasure of the Board of Directors. Mr. Grossi is the only executive officer who has an employment agreement.

Name	Age	Position	Officer Since	Amount and Nature of Beneficial Ownership of Common Stock(1)		Percent of Common Stock(2)	Amount and Nature of Beneficial Ownership of OP Units(1)		Percent of Common Stock(3)
Mace Siegel	81	Chairman of the Board of Directors	1993	156,400	(4)	*	3,514,316	(5)	4.83%
Arthur M. Coppola	55	President and Chief Executive Officer	1993	1,304,103	(6)(7)(8)	1.80%	1,443,316		3.72%
Dana K. Anderson	72	Vice Chairman of the Board of Directors	1993	7,828	(9)	*	1,135,603	(10)	1.55%
Edward C. Coppola	52	Senior Executive Vice President and Chief Investment Officer	1993	202,256	(11)(12)(13)	*	841,368		1.42%
Thomas E. O’Hern	51	Executive Vice President, Chief Financial Officer and Treasurer	1993	97,919	(14)(15)	*	—		*
Richard A. Bayer	57	Executive Vice President, Chief Legal Officer and Secretary	1994	57,357	(16)(17)	*	—		*
Tony Grossi	48	Executive Vice President, Chief Operating Officer and Chief Economist	2007	—		*	—		*

                 * The percentage of shares beneficially owned by this executive officer does not exceed one percent of the outstanding Common Stock.

       (1) Except as provided under applicable state marital property laws or as otherwise noted, each individual in the table above has sole voting and investment power over the shares of Common Stock or OP Units listed.

       (2) Assumes that none of the outstanding OP Units or any convertible securities of the Company are redeemed for or converted into shares of Common Stock.

       (3) Assumes that all OP Units held by the person are redeemed for shares of Common Stock and that none of the OP Units or any convertible securities of the Company held by other persons are redeemed for or converted into shares of Common Stock, notwithstanding the percentage limitations under the Company’s Charter which limit the number of shares that may be acquired by such person.

       (4) All shares of Common Stock are held by two Siegel Living Trusts.

       (5) All OP Units are held by two Siegel Living Trusts.

       (6) Includes 1,700 shares held by Mr. A. Coppola as custodian for his minor children.

       (7) Includes 295,722 shares subject to options granted to Mr. A. Coppola under the 1994 Incentive Plan which are currently exercisable or become exercisable before May 30, 2007. Mr. A. Coppola also has 85,335 unvested LTIP Units under the 2006 LTIP.

       (8) Includes 57,537 shares of non-transferrable restricted stock granted to Mr. A. Coppola under the 2003 Incentive Plan which will vest after May 29, 2007. Includes 895,908 shares which are pledged as collateral for a line of credit.

       (9) All shares of Common Stock are held in trust by Mr. Anderson as trustee of the Anderson Family Trust for the benefit of Mr. Anderson and his wife.

(10) All OP Units are held in trust by Mr. Anderson as trustee of the Anderson Family Trust for the benefit of Mr. Anderson and his wife.

(11) Includes 27,166 shares subject to options granted to Mr. E. Coppola under the 1994 Incentive Plan which are currently exercisable or become exercisable before May 30, 2007. Mr. E. Coppola also has 49,779 unvested LTIP Units under the 2006 LTIP.

(12) Includes 31,000 shares held by the E.C. Coppola Family Limited Partnership (an entity controlled by Mr. E. Coppola) and 4,200 shares held by Mr. E. Coppola as custodian for his minor children. This family partnership is 90% owned by the trusts for Mr. Coppola’s children and 5% owned by each of Mr. Coppola and his wife. Mr. Coppola disclaims any beneficial ownership of the shares held by his wife.

(13) Includes 28,917 shares of non-transferrable restricted stock granted to Mr. E. Coppola under the 2003 Incentive Plan which will vest after May 29, 2007. Includes 139,603 shares which are pledged as collateral for a line of credit.

(14) Includes 4,630 shares held by Mr. O’Hern as custodian for his minor children. Mr. O’Hern also has 42,668 unvested LTIP Units under the 2006 LTIP.

(15) Includes 23,312 shares of non-transferrable restricted stock granted to Mr. O’Hern under the 2003 Incentive Plan which will vest after May 29, 2007 and 795 shares of Common Stock held for Mr. O’Hern under the Company’s 401(k)/Profit Sharing Plan. Includes 69,182 shares which are pledged as security for a margin account.

(16) Includes 6,434 shares subject to options granted to Mr. Bayer under the 1994 Incentive Plan which are currently exercisable or become exercisable before May 30, 2007 and 2,927 shares held by Mr. Bayer as custodian for his minor children. Also includes shares of Common Stock held by the Bayer Trust for which Mr. Bayer and his wife are co-trustees. In addition, Mr. Bayer has 37,927 unvested LTIP Units under the 2006 LTIP.

(17) Includes 20,511 shares of non-transferrable restricted stock granted to Mr. Bayer under the 2003 Incentive Plan which will vest after May 29, 2007. Includes 14,690 shares which are pledged as collateral for a line of credit.

Biographical information concerning Messrs. Siegel, A. Coppola, Anderson and E. Coppola is set forth under the caption “Information Regarding Nominees and Directors.”

Thomas E. O’Hern has been an Executive Vice President of the Company since December 1998 and has been the Chief Financial Officer and Treasurer of the Company since July 1994. Mr. O’Hern also served as a Senior Vice President of the Company from March 1993 to December 1998. From the formation of the Company to July 1994, Mr. O’Hern served as Chief Accounting Officer, Treasurer and Secretary of the Company. From November 1984 to March 1993, Mr. O’Hern was a Chief Financial Officer at various real estate development companies. Mr. O’Hern was a certified public accountant with Arthur Andersen & Co. from 1978 through 1984. Mr. O’Hern is a member of the Board of Directors and the audit committee chairman of Douglas Emmett, Inc., a public REIT, and is a trustee for Little Company of Mary Hospital Foundation.

Richard A. Bayer joined the Company in May 1994, and has been Chief Legal Officer of the Company since January 2005, Secretary of the Company since July 1994 and an Executive Vice President of the Company since December 1998. Mr. Bayer was General Counsel of the Company from July 1994 until January 2005. Prior to joining the Company, Mr. Bayer spent 11 years in the Real Estate Department of the national law firm of O’Melveny & Myers LLP where he specialized in representing corporate, banking and entertainment clients in multi-property and multi-state purchase and sale, financing, leasing, development and M&A transactions. From 1972 to 1983, Mr. Bayer served in a series of professional positions at the University of California, San Diego, including Resident Dean of Revelle College and Associate Dean of Students. Mr. Bayer is a member of the Board of Visitors of his alma mater, the University of San Diego School of Law. Mr. Bayer is also currently a member of the Board of Trustees (and Chair of the Academic Affairs Committee) of Whittier College.

Tony Grossi was appointed on November 1, 2006 as the Company’s Executive Vice President, Chief Operating Officer and Chief Economist and has served in such position since January 8, 2007. Prior to joining the Company, Mr. Grossi had been the Executive Vice President, Operations of The Cadillac Fairview Corporation Limited (“Cadillac Fairview”) since 2002 where he was responsible for leading Cadillac Fairview’s Canadian and United States real estate operations, encompassing five regional portfolios, national operations, marketing, tenant relations and property tax. Mr. Grossi joined Cadillac Fairview in 1985 and prior to his becoming Executive Vice President, Operations was Senior Vice President of the Greater Toronto Area Portfolio from 1995 through 2001. Cadillac Fairview is one of North America’s largest investors, owners and managers of commercial real estate.

The following Report of the Compensation Committee shall not be deemed filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference into a filing under either of such Acts. The Report shall not be deemed soliciting material, or subject to Regulation 14A or 14C or the liabilities of Section 18 of the Securities Exchange Act.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and this Proxy Statement for the 2007 Annual Meeting of Stockholders.

The Compensation Committee

Dr. William P. Sexton, Chairman
James S. Cownie
Stanley A. Moore

Compensation Discussion and Analysis

The Compensation Committee.   The Compensation Committee (the “Committee”) reviews and approves the compensation for the Company’s executive officers, reviews the Company’s overall compensation structure and philosophy and administers certain of the Company’s employee benefit and stock plans, with authority to authorize awards under the Company’s incentive plans. The current members of the Committee consist of three Independent Directors, Messrs. Moore and Cownie and Dr. Sexton.

The Committee commissions independent compensation consultants to assist in the development and review of the Company’s compensation programs for its executive and senior officers. Among other things, the consultants have reviewed the compensation programs of similar companies in the REIT industries, particularly retail mall owners, and compared them to the Company’s compensation programs. Since the Company’s initial public offering in 1994, the Company has had an independent compensation consultant perform these reviews typically on a bi-annual basis focusing on the development of a competitive total compensation program. The Committee has retained Towers Perrin to conduct this review since 2005. In addition, Mr. A. Coppola also generally attends the Compensation Committee meetings (excluding any executive sessions) and provides his analysis and recommendations with respect to the varied compensation matters.

Objectives of the Executive Compensation Program.   The Company’s executive compensation program is designed to attract, retain and reward experienced, highly motivated executives who are capable of leading the Company effectively and continuing its growth. The Committee believes strongly in linking compensation to Company performance, and the Company’s compensation program includes substantial pay-for-performance components. Although the Committee has established an executive compensation program that delivers total pay primarily linked to overall business results, it also recognizes individual performance. With this type of program, the Company believes it can attract, motivate and retain highly skilled executives whose performance and contributions result in increased stockholder value. The Committee utilizes a combination of cash and equity-based compensation, including restricted stock and LTIP Units, to provide appropriate incentives for executives to achieve the business objectives of the Company as well as further align their interests with those of the Company’s stockholders and encourage their long-term commitment to the Company. Aggregate compensation levels are targeted to reflect the current practices of comparable companies in the REIT industries, particularly companies that own retail malls. In setting total compensation for its key executive officers, the Committee’s general guideline is for compensation to be at least at the 75th percentile of the total executive compensation of the Company’s executive peer groups. Variations to this guideline may occur as a result of the experience level of the executive, the position of the executive and market factors.

Elements of the Program.   The Company’s executive compensation program includes three principal elements, each of which is intended to serve the overall compensation philosophy of the Company and incorporates directly or indirectly performance-based measures. First, the executive’s base salary is intended to create a minimum level of compensation that is reasonably competitive with other comparable companies in the REIT industries, particularly retail mall REITs. Second, the Company has an annual incentive compensation plan for executive officers, other senior officers and key employees under which bonuses, which may be paid in cash and/or in the form of restricted stock, are awarded based upon the achievement of corporate and individual performance goals during the prior calendar year. The objective of this annual incentive compensation plan is to motivate and reward executives for performance that benefits the Company and its stockholders and to recognize the contributions of its key employees. Finally, a Long-Term Incentive Plan (“2006 LTIP”) was adopted in 2006 for certain executive officers to further align the interests of the Company’s stockholders and management by encouraging its executives to create stockholder value in a pay-for-performance structure. The Company believes this long-term incentive program is an important means to link the interests of management and stockholders and to encourage management to adopt a longer-term perspective. The LTIP Units and restricted stock awards are granted under the Company’s 2003 Incentive Plan which was approved by the Company’s stockholders. The following provides more detailed information regarding each principal program element.

A.   Base Salary.   The base salary of each executive officer is reviewed by the Committee on an annual basis and is subject to discretionary increases that generally are based on, in the subjective judgment of the Committee, competitive, economic and other factors deemed relevant by the Committee, including review of compensation reports of its compensation consultants. The base salary is also used as a multiple in determining grants under the annual incentive compensation plan and 2006 LTIP.

B.   Annual Incentive Compensation Plan.   The Committee historically has awarded annual incentive compensation, 50% of which is paid in cash and 50% of which is paid in restricted stock to certain of its executive officers based on the achievement of corporate and individual performance goals.

Corporate Performance.   Approximately 50-70% of the annual compensation incentive compensation award is based on overall corporate performance, with the Committee determining whether the Target or High Performance level has been met by the Company. The Committee will review performance measures such as funds from operations (“FFO”) per share, total stockholder return, sales per square foot and the successful completion of acquisitions, developments, redevelopments, financings and other business initiatives. In evaluating whether a certain level of corporate performance is met, the Committee may consider and adjust for external factors that are beyond the control of management that may have positively or negatively impacted the Company’s ability to meet its goals, including its published forecast for any year. As part of this overall review of corporate performance, the Committee also determines which performance level is achieved under an FFO per share matrix established by the Committee in the preceding year. FFO per share is a significant factor considered by the Committee because it is one of the most commonly utilized performance measures for REITs. The Committee believes this approach to annual compensation provides appropriate links between executive compensation and the Company’s performance.

Individual Performance.   Generally, approximately 30%-50% of the annual incentive compensation award focuses upon the Committee’s evaluation of the individual executive’s performance and therefore provides executives with an incentive for superior individual performance by also linking the amount of any such award to his specific performance. The Committee evaluates the annual performance of its key executives based on previously submitted goals approved by the Committee and Mr. A. Coppola and determines if the Target or High Performance level is met. In making this determination, the Committee discusses with Mr. A. Coppola his evaluation of the annual performance of each key executive.

Award Amounts.   Such annual incentive compensation may range from zero to a maximum of 200% of current base salary (for the CEO) or 150% of current base salary (for the other executive officers) if the Target Performance level is met for both Company financial and individual performance. If the High Performance level is met, the bonus may range from zero to a maximum of 400% of current base salary (for the CEO) or 300% of current base salary (for the other executive officers). Actual awards under the annual incentive program are discretionary. The Committee has historically chosen on or about March 31 as the grant date for the awards since it is the last day of the first quarter and provides the Committee with sufficient time to evaluate the performance of the Company, the executive and any peer groups for the prior fiscal year.

Restricted Stock Bonus Program.   Another important element of the annual incentive compensation plan is that it provides a method for executives to elect to increase their stock ownership in the Company. Eligible participants are offered the opportunity to receive all or a portion of what would otherwise have been a cash bonus in restricted stock, valued as of the date of the award at 1.5 times the amount otherwise payable in cash to reflect the substantial risks associated with the deferral of payment and vesting restrictions of the award (the “Restricted Stock Bonus Program”). In this way, the Restricted Stock Bonus Program helps convert a short-term, cash component of the annual incentive compensation program into a long-term, equity-based component. See Note 2 on page 26 of this Proxy Statement. Although there is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term compensation, through executive participation in the Restricted Stock Bonus Program, a majority of total compensation to the eligible named executive officers has historically been in the form of equity compensation.

C.   2006 LTIP.   The recent study conducted by Towers Perrin showed that the Company’s executive compensation program lacked a meaningful long-term component compared to the programs of its REIT peers. The Committee felt strongly that adoption of the 2006 LTIP was necessary not only to increase focus on the long-term performance of the Company through the key stockholder performance measure of total stockholder return but also to remain competitive in terms of total executive compensation compared to the Company’s REIT peers. Adoption of the 2006 LTIP has made the Company’s executive compensation program more competitive and encourages management to adopt a longer-term perspective and commitment to the Company.

Under the terms of the 2006 LTIP, LTIP Units are subject to performance-based vesting over a three-year measurement period ending December 31, 2009. The LTIP Units will vest in two cumulative stages based on the percentile ranking of the Company in terms of total return to stockholders (the “Total Return”) per share of Common Stock relative to the Total Return of a group of 29 Peer REITs (the “Peer REITs”), as measured (i) at the end of each year (2007, 2008 and 2009) of the three year measurement period and (ii) at the end of the three year vesting period (December 31, 2009) or earlier in the event of a change of control or qualified termination of employment. All unvested LTIP Units will be forfeited as of the final vesting date. See page 33 of this Proxy Statement for a more detailed description of the material terms of the LTIP Units.

Other Benefits and Agreements.   All outstanding employment agreements with the named executive officers were terminated on October 26, 2006. On October 26, 2006, the Company entered into a management continuity agreement with Mr. A. Coppola and amended and restated management continuity agreements with Messrs. E. Coppola, O’Hern and Bayer. The management continuity agreements provide change of control benefits for each executive officer consistent with current industry practice and are designed to promote stability and continuity of management. Each management continuity agreement has a “double trigger” with respect to the payment of severance benefits and a “single trigger” with respect to the automatic vesting of outstanding unvested restricted stock and stock options. The triggering events for payment of severance benefits and acceleration of outstanding unvested awards were established based on the recommendation of outside consultants to reflect industry practice. For a detailed description of these agreements, see page 36 of this Proxy Statement.

Certain of the named executive officers of the Company further participate in certain deferred compensation plans available to all Vice Presidents who make more than $120,000 annually and are eligible to receive other benefits which are generally available to all salaried employees. See the “Nonqualified Deferred Compensation” table.

Compensation Consultants.   The most recent compensation study commissioned by the Committee was conducted by Towers Perrin in 2005/2006 focusing on the aggregate compensation of the Company’s executive officers and Independent Directors. The study focused on three peer groups for the executive officers: (1) selected REITs across various property sectors with market capitalization and asset values similar to the Company, (2) retail mall REITs and (3) selected REIT companies with retail operations. (See Appendix II for a list of the peer groups). The conclusion of this study was that the total compensation of certain executive officers of the Company assuming Target Performance was generally below the median market practice of their respective peers. As a result, the Compensation Committee increased the base salary effective January 1, 2006 and modified the annual incentive compensation award potential for each of Messrs. A. Coppola, E. Coppola, Contis, O’Hern and Bayer. The study also concluded that the Company did not have a substantive long-term incentive program for its executives compared to its peer groups. Further analysis was conducted in 2006 focusing on the establishment of a long-term incentive program with a general guideline that the total compensation for each reviewed executive be at least at the 75th percentile of the total executive compensation of the three reviewed peer groups. This guideline for total compensation assumed the achievement by each executive of the Target Performance level for the annual incentive compensation awards and 100% vesting of the LTIP Units. As described above, the 2006 LTIP was adopted by the Board on October 26, 2006 and LTIP Unit awards were granted that day to Messrs. A. Coppola, E. Coppola, O’Hern and Bayer. Finally, the Towers Perrin study also recommended revising the management continuity agreements for certain executives to reflect current industry practice which the Committee and Board approved on October 26, 2006.

Compensation for 2006 Performance.

A.   Base Salary.

Based on a 2006 benchmarking study, the base salaries of Messrs. A. Coppola, E. Coppola, Contis, O’Hern and Bayer were raised effective January 1, 2006 to $750,000, $525,000, $500,000, $450,000 and $400,000, respectively, to remain competitive with the base salaries of the retail and mall peer groups reviewed.

B.   Annual Incentive Compensation Award.

1.           Awards Reflected in Summary Compensation Table.

The Summary Compensation Table under “Stock Awards” sets forth the amount of compensation expense recognized with respect to equity compensation awards for financial reporting purposes under FAS 123(R) for 2006 as required by the SEC’s rules. Therefore, the amounts set forth in that table for each named executive officer reflect a portion of restricted stock grants awarded in and prior to 2006. These restricted stock grants represent the executive’s annual incentive compensation awarded for the prior applicable fiscal year. As noted previously, these awards are based on the achievement of corporate and individual performance goals. The Company has in prior proxy statements described the basis for the amount of each of these restricted stock awards granted for the respective year’s performance.

2.           Awards for 2006 Performance.

The Company believes that to understand the total compensation awarded for the 2006 performance of its named executive officers it is important to describe the annual incentive compensation awarded on March 30, 2007 for 2006 performance, which is not completely reflected in the tables. In reviewing 2006 results, the Committee first reviewed the overall corporate performance of the Company focusing on a variety of measures but not assigning any particular weight to any single measure. While certain operational areas did not meet expectations, 2006 was a productive year overall for the Company with total stockholder return for the year at 33.9%. In addition, eight of the Company’s non-core assets were successfully sold, generating net proceeds of over $300 million which the Company plans to redeploy into new development projects. These sales also helped increase the Company’s net income to $252.4 million for the year compared to $71.7 million in 2005. Also, the named executive officers were successful in strengthening the Company’s balance sheet by not only executing strategic sales of non-core assets but by also continuing the Company’s strategy of placing long-term fixed-rate mortgages on properties and using the excess borrowing proceeds to pay down floating rate corporate level debt. Through this process, the Company was able to reduce its floating rate debt substantially from 36% at the end of 2005 to 20% at the end of 2006. Also of significance, was the Company’s successful equity offering in January of 2006 which raised more than $740 million in net proceeds.

As a result of this planning and these resources, the Company has established the foundation to successfully manage what it anticipates will be an average of nearly $500 million in new development and redevelopment projects annually over each of the next five years. In 2006, the completion of some of these redevelopment projects, notably Twenty Ninth Street, Carmel Plaza and Biltmore Fashion Park, are already providing positive results for the Company. The Company was also successful in obtaining key entitlements that will allow the Company to redevelop its properties to new levels, including for Tysons Corner Center and Biltmore Fashion Park. Furthermore, the Company acquired two new properties, Deptford Mall and Valley River Center, which added to its portfolio of high income producing assets, and acquired 11 former Federated spaces providing another platform for further growth.

The Committee also noted that FFO per share was flat with respect to 2006 with FFO remaining at $4.35 per share. In large part this was due to the unexpected interest increase on the Company’s floating rate debt which was not part of the assumptions used for the Company’s forecast for 2006. As a result, FFO for 2006 did not meet the Target Performance ($4.55 per share) or the High Performance ($4.61 per share) level of the FFO matrix established by the Committee in the preceding year. The Committee believed that while FFO per share did not meet pre-established matrix levels, it was largely beyond the control of the management team and this disappointment was offset by the Company’s performance in other key performance areas. Noting the overall impressive strengthening of the Company’s balance sheet and the success in the acquisition/disposition and redevelopment/development areas, it was the Committee’s final analysis that 2006 was overall a productive year for the Company and that the Company was well-positioned for the future. The Committee concluded the 2006 corporate performance met the Target Performance level.

The Committee also focused on the performance reviews of each of the named executive officers. With Mr. Arthur Coppola, the Committee examined the goal statements established in the prior year for each of these executives. It became clear after review that they all had a quality 2006 performance and the following are accomplishments highlighted by the Committee:

Arthur Coppola—The Committee noted that the many achievements of the year were realized in large part because of Mr. Coppola’s continued leadership. The Committee believed that the Company was strong financially and well-positioned to fully develop the assets it had acquired and execute the proposed development and redevelopment plans because of his direction.

Edward Coppola—He helped successfully achieve many of the major 2006 accomplishments of the Company. Specifically, he was a leader in negotiating the two strategic acquisitions of regional malls, the sale of the eight non-core properties and the terms of the equity offering. He also increased his responsibilities and role in the operations area.

Thomas O’Hern—Mr. O’Hern also played a major role in executing the successful equity offering. He was central in achieving the major reduction of floating rate debt and oversaw the financing/refinancing of various key properties which substantially improved the Company’s balance sheet. In addition, he was actively involved in restructuring the Company’s line of credit which was increased to $1.5 billion and resulted in a lower borrowing spread. He also oversaw the transition to the Oracle IT system and again ensured the Company had no material weaknesses as defined by the Sarbanes-Oxley Act of 2002.

Richard Bayer—Mr. Bayer was viewed as an indispensable part of the Board process and its successful integration and compliance with various SEC and other rule changes. He was also a crucial factor in providing the legal expertise in the successful acquisition of the two regional malls, the 11 Federated stores and the sale of the eight non-core malls. In addition, he achieved important legal accomplishments with respect to various ongoing legal and litigation matters.

Mace Siegel—As Chairman of the Board, Mace Siegel has elected to only receive a salary from the Company. He does not participate in the annual incentive compensation or LTIP programs because through his significant ownership of Common Stock and OP Units he receives dividends and stock price appreciation that already align his interests with the interests of our stockholders.

Based on this overall review of corporate and individual performance, the Committee recommended that each named executive officer receive a Target Performance level bonus with Mr. A. Coppola concurring with respect to the executive vice presidents. The amount of the annual incentive bonus for the executive vice presidents was set at 150% of current base salary and 200% of current base salary for Mr. A. Coppola with the share amount determined based on the closing price of our Common Stock on March 30, 2007 ($92.36).

In 2006, all eligible named executive officers participated in the Restricted Stock Bonus Program and elected in advance to convert all of what would otherwise have been a cash bonus in 2007 into additional restricted stock. The total amount of the restricted stock awards which will vest over three years for Messrs. A. Coppola, O’Hern, E. Coppola and Bayer were: 20,301 shares, 9,135 shares, 10,658 shares and 8,120 shares, respectively. As a result, the only cash compensation received by these executives for 2006 performance was their base salary. The remaining compensation awards were non-cash components consisting of restricted stock and LTIP Units which further aligned the interests of management with the Company’s stockholders. All of these grants as well as the continuation of the Restricted Stock Bonus Program were made on a basis that is consistent with the Company’s philosophy of granting awards to provide executives with a promise of longer-term rewards directly linked to increased share values.

David Contis—The Committee granted a special restricted stock award of 3,426 shares on April 27, 2006 to Mr. Contis to reward his continuing leadership and exemplary service to the Company, particularly for his successful integration of the acquisition of the Wilmorite and Westcor entities. The award was structured to vest in three installments on each subsequent March 31. On October 31, 2006, Mr. Contis resigned from the Company to become President—Real Estate of Equity Group Investments, reporting to Sam Zell. The Company entered into a separation agreement with Mr. Contis on October 5, 2006 which provided that all 34,829 outstanding shares of restricted stock awarded to him since March 31, 2004 will vest as of October 31, 2006. In addition, Mr. Contis remained eligible to receive a proportionate share of an annual incentive bonus for the 2006 calendar year in an amount determined in the sole discretion of the Committee. The Committee concluded that Mr. Contis performed effectively as a valuable team member in the Company’s achievement of its major 2006 accomplishments described above and awarded him a Target Performance level bonus in cash of $625,000 representing 150% of his 2006 salary prorated to October 31, 2006.

Under the separation agreement, Mr. Contis provided the Company with a general liability release, and agreed to certain covenants, including confidentiality and non-solicitation for two years.

C.   LTIP Units Awards.

On October 26, 2006, the Committee approved awards under the newly-adopted 2006 LTIP for the following executives: Mr. A. Coppola—85,335 LTIP Units; Mr. E. Coppola—49,779 LTIP Units; Mr. O’Hern—42,668 LTIP Units and Mr. Bayer—37,927 LTIP Units. The number of LTIP Units awarded represents three times the value of each executive officer’s base salary and annual incentive compensation at the Target Performance level (200% for the CEO and 150% for the remaining executive officers). The amount of the LTIP Unit awards was determined by the Committee after consultation with its consultants and was consistent with the Committee’s general guideline regarding aggregate compensation levels.

Accounting and Tax Issues.   The Committee considers both the accounting and tax issues raised by the various compensation elements for the Company and its executives.

Section 162 (m).   The Committee’s policy with respect to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) has been to make reasonable efforts to provide that compensation, in the ordinary course, is deductible while preserving the ability to pay incentive compensation that may not be deductible if such compensation in its view is appropriate to incentivize and reward Company executives relative to their performance. As the Committee in recent years has increased the use of restricted stock (rather than options) as a form of incentive compensation, an increasing proportion of the compensation paid to five of the Company’s executive officers has exceeded the $1,000,000 limitation imposed by Section 162(m). The Company’s restricted stock grants have not been performance-based for these tax purposes; consequently, the regular and cumulative vesting, or any accelerated vesting, of one or more awards can result in non-deductible compensation. However, as long as the Company continues to qualify as a REIT under the Code, the payment of non-deductible compensation should not have material adverse consequences for the Company so long as the Company continues to distribute at least 90% of its taxable income.

Stock Ownership Policies.   The Board believes that the directors and executive officers of the Company should have a meaningful investment in our Common Stock in order to more closely align their interests with those of our stockholders. Accordingly, the Board has established (1) a policy that all non-employee directors own at least the lesser of (i) 3,500 shares or (ii) $250,000 of Common Stock by the fourth anniversary of the director’s election to the Board and (2) a policy that, within three years of becoming an executive officer, the Chairman of the Board, Vice Chairman of the Board and Chief Executive Officer own Common Stock with a value equal to five times their respective base salaries and that the other named executive officers own Common Stock with a value equal to three times their respective base salaries. These policies also set forth the forms of equity interests in the Company which will count toward stock ownership. All directors and named executive officers who are current employees exceed these stock ownership policies.

Executive Compensation

The following table and accompanying notes show for the Chief Executive Officer, Chief Financial Officer and the three next most highly compensated executive officers of the Company, as of December 31, 2006, the aggregate compensation paid, awarded, earned or expensed with respect to such persons in 2006. In addition, information is provided about David Contis, the Company’s former Chief Operating Officer who terminated his employment with the Company on October 31, 2006, because he would have been one of the three most highly compensated officers in 2006 but for the fact he was no longer serving as an executive officer on December 31, 2006. These individuals are referred to as “the named executive officers” of the Company.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)		Bonus ($)		Stock Awards ($)(3)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Arthur M. Coppola,	2006	750,000		750,000	(2)	3,255,666		—	—	—	67,339	4,823,005
President and Chief Executive Officer
Thomas E. O’Hern,	2006	450,000		337,500	(2)	964,933		—	—	—	71,200	1,823,633
Executive Vice President, Chief Financial Officer and Treasurer
Mace Siegel,	2006	350,000		—		—		—	—	—	27,007	377,007
Chairman of the Board of Directors
Edward C. Coppola,	2006	525,000		393,750	(2)	1,237,319		—	—	—	83,411	2,239,480
Senior Executive Vice President and Chief Investment Officer
Richard A. Bayer,	2006	400,000		300,000	(2)	838,110		—	—	—	63,391	1,601,501
Executive Vice President, Chief Legal Officer and Secretary
David J. Contis,	2006	432,693	(6)	625,000	(7)	3,052,016	(8)	—	—	—	84,747	4,194,456
Formerly Executive Vice President and Chief Operating Officer

(1)          Includes any amount of salary deferred under the Company’s qualified and nonqualified deferred compensation plans. See “Nonqualified Deferred Compensation” table.

(2)          Under the Restricted Stock Bonus Program, participants are offered the opportunity to elect to receive all or a portion of what would otherwise have been a cash bonus in restricted stock. Subject to certain conditions, if a participant timely elected to receive restricted stock instead of cash, he received a number of restricted shares of Common Stock that had a market value (not considering the effect of vesting restrictions) as of the date of the award at 1.5 times the amount he would otherwise then receive in cash. Although this column shows the amount of the cash bonus awarded in 2007 for 2006 performance, Messrs. A. Coppola, E. Coppola, O’Hern and Bayer elected to participate in the Restricted Stock Bonus Program and therefore received additional restricted stock in lieu of their cash bonus. The notional cash amount of the executive’s bonus received in restricted stock, the number of shares of restricted stock received under the Restricted Stock Bonus Program and the dollar value of such shares as of the grant date based on the closing price of the Common Stock on March 30, 2007 of $92.36 were: Arthur Coppola—$750,000; 12,181 shares ($1,125,000); Edward Coppola—$393,750; 6,395 shares ($590,625); Thomas O’Hern—$337,500; 5,481 shares ($506,250); and Richard Bayer—$300,000; 4,872 shares ($450,000). In accordance with the SEC rules, the original cash bonus amount is set forth under the “Bonus” column even though no cash payment was made.

(3)          The amounts represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), of:

(i)             restricted stock awards pursuant to the 2003 Incentive Plan, and therefore include amounts from awards granted in and prior to 2006 and include shares of restricted stock that were received in lieu of cash bonuses under the Restricted Stock Bonus Program, and

(ii)   LTIP Units pursuant to the 2006 LTIP.

Any estimated forfeitures were excluded from the determination of these amounts. Assumptions used in the calculation of these amounts are set forth in footnote 16 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2007. Restricted stock awards vest over a three-year period, with 33-1/3% of the shares vesting on or about each of the first, second and third anniversaries of the grant date. In addition, LTIP Units vest in two cumulative stages as more fully described on page 33 of this Proxy Statement.

(4)          None of the earnings on the deferred compensation were above-market or preferential.

(5)          “All Other Compensation” includes the following components:

	Matching Contributions under 401(k) Plan $	Matching Contributions under Nonqualified Deferred Compensation Plans $	Life Insurance Premiums $	Use of Private Aircraft $	Termination- Related Payments $
Arthur M. Coppola	—	—	900	66,439	—
Thomas E. O’Hern	8,800	27,715	12,792	21,893	—
Mace Siegel	—	—	126	26,881	—
Edward C. Coppola	—	—	900	82,511	—
Richard A. Bayer	8,800	34,023	20,568	—	—
David J. Contis	8,800	23,777	9,321	—	42,849

Matching Contributions.   Amounts shown include matching deferred compensation contributions by the Company as determined by the Board of Directors annually under certain deferred compensation plans and matching contributions by the Company under the Company’s 401(k) Plan. See the “Nonqualified Deferred Compensation” table.

Private Aircraft Use.   Amounts shown reflect the incremental cost to the Company of such executive’s personal use of a private aircraft in which the Company owns a fractional interest. The incremental cost is determined by using the amount the Company is billed for such use less any portion reimbursed by the executives and such amount may include: landing fees, parking and flight planning expenses; crew travel expenses; supplies and catering; aircraft fuel and oil expenses; maintenance, parts and external labor (inspections and repairs); engine insurance expenses; position flight costs; and passenger ground transportation. Since the aircraft is used primarily for business travel, the Company does not include the fixed costs that do not change based on usage, such as management fees and the acquisition costs.

Termination-Related Payments.   This amount represents the payment made to Mr. Contis on October 31, 2006 for accrued but unused vacation days in connection with his termination of employment.

(6)          This amount reflects the prorata share of his annual salary of $500,000 that was paid through his separation date of October 31, 2006.

(7)          This amount reflects the prorata share of his annual incentive bonus paid in cash for the 2006 fiscal year pursuant to his separation agreement as more fully described on page 24 of this Proxy Statement.

(8)          Pursuant to his separation agreement, 34,829 shares of his restricted stock were accelerated on October 31, 2006. This total also includes the amount recognized in 2006 for such acceleration for financial statement reporting purposes in accordance with FAS 123(R).

Grants of Plan-Based Awards

The following table provides information regarding restricted stock awarded under the 2003 Incentive Plan and LTIP Units awarded under the 2006 LTIP to named executive officers in 2006.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)(2)	Options (#)	Awards ($/Sh)	Awards (#)(3)

Arthur M. Coppola	3/31/06	(4)	—	—	—	—	—	—	25,354		—	—	1,875,000
	10/26/06		—	—	—	17,067	42,668	85,335	—		—	—	4,432,808
Thomas E. O’Hern	3/31/06	(4)	—	—	—	—	—	—	11,409		—	—	843,750
	10/26/06		—	—	—	8,534	21,334	42,668	—		—	—	2,216,430
Mace Siegel	—		—	—	—	—	—	—	—		—	—	—
Edward C. Coppola	3/31/06	(4)	—	—	—	—	—	—	13,311		—	—	984,375
	10/26/06		—	—	—	9,956	24,890	49,779	—		—	—	2,585,818
Richard A. Bayer	3/31/06	(4)	—	—	—	—	—	—	10,141		—	—	750,000
	10/26/06		—	—	—	7,585	18,964	37,927	—		—	—	1,970,154
David J. Contis	3/31/06	(4)	—	—	—	—	—	—	12,677	(5)	—	—	937,500	(5)
	4/27/06		—	—	—	—	—	—	3,426	(5)	—	—	249,961	(5)

(1)          Represents awards of LTIP Units made under our 2006 LTIP. Awards under this program for each executive may range from zero to the maximum number of LTIP Units set forth in the table depending on our Total Return relative to a group of Peer REITs as more fully described on page 33 of this Proxy Statement. Measurements of performance will be taken annually for 2007, 2008 and 2009 and then on a cumulative basis at the end of a three-year measurement period from January 1, 2007 through December 31, 2009. The number of LTIP Units reported under the “Threshold (#)” subcolumn represents 20% of the maximum number of LTIP Units set forth in the table, which is the portion that will vest in 2007 if our performance relative to the Peer REITs is at or above the 50th percentile but less than the 60th percentile. Because there is no established target amount under this program, the number of LTIP Units reported under the “Target (#)” subcolumn represents the portion of the maximum number of LTIP Units set forth in the table that would vest if our Total Return relative to the Peer REITs for the full three-year performance period was at the same percentile as it was for the period from January 1, 2006 through December 31, 2006, when the Total Return relative to the Peer REITs was at the 51st percentile (i.e., 50% vesting). It should be noted, however, that only performance for periods after January 1, 2007 will actually affect the number of LTIP Units that will vest under this program.

(2)          All awards in this column relate to restricted stock granted under the 2003 Incentive Plan. The awards also include any additional shares of restricted stock that were received in lieu of cash bonuses under the Restricted Stock Bonus Program. All of these awards vest over a three-year period, with 33-1/3% of the shares vesting on or about the first, second and third anniversaries of the grant date. Grants of restricted stock include the right to receive cash dividends at the same rate as on unrestricted shares. Shares of restricted stock have the same voting rights as shares of Common Stock.

(3)          The grant date fair value of the awards of restricted stock and LTIP Units was calculated in accordance with FAS 123(R).

(4)          The Compensation Committee initially approved the dollar amount of the restricted stock awards on January 26, 2006 and authorized the share amount of such awards to be determined based on the closing price of our Common Stock on the grant date of March 31, 2006.

(5)          Pursuant to his separation agreement, these restricted stock awards were accelerated on October 31, 2006. The incremental fair value of these awards based on the modification date of October 5, 2007 is $82,744.

Outstanding Equity Awards at December 31, 2006

The following table provides information on the holdings of stock options and restricted stock awards by the named executive officers as of December 31, 2006.

						Stock Awards
	Option Awards								Equity Incentive	Equity Incentive Plan Awards: Market or
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Arthur M. Coppola	295,722	—	—	23.375	2/19/09	96,069	(4)	8,316,693	85,335	7,387,451
Thomas E. O’Hern	—	—	—	—	—	27,795	(5)	2,406,213	42,668	3,693,769
Mace Siegel	—	—	—	—	—	—		—	—	—
Edward C. Coppola	27,166	—	—	23.375	2/19/09	35,790	(6)	3,098,340	49,779	4,309,368
Richard A. Bayer	6,434	—	—	23.375	2/19/09	24,186	(7)	2,093,782	37,927	3,283,340
David J. Contis(8)	—	—	—	—	—	—		—	—	—

(1)          The market value is based upon the closing price of our Common Stock on the NYSE on December 29, 2006 (the last business day of 2006) of $86.57.

(2)          The Equity Incentive Plan Awards in this table reflect LTIP Units granted on October 26, 2006.

(3)          The vesting of the LTIP Units occurs in two cumulative stages and they do not realize their full economic value until certain conditions are met as more fully described on page 33 of this Proxy Statement. Although no LTIP Units have vested, for purposes of this table, it is assumed that one LTIP Unit represents the economic equivalent of one share of Common Stock. The market value is based upon the closing price of our Common Stock on the NYSE on December 29, 2006 (the last business day of 2006) of $86.57.

(4)          Includes 20,000 shares of restricted stock that vested February 14, 2007, 38,833 shares of restricted stock that vested on March 31, 2007, 28,784 shares of restricted stock that will vest on March 31, 2008, and 8,452 shares of restricted stock that will vest on March 31, 2009. In addition, on March 30, 2007, this executive received a restricted stock grant of 20,301 shares for his 2006 annual incentive award.

(5)          Includes 13,619 shares of restricted stock that vested on March 31, 2007, 10,372 shares of restricted stock that will vest on March 31, 2008, and 3,804 shares of restricted stock that will vest on March 31, 2009. In addition, on March 30, 2007, this executive received a restricted stock grant of 9,135 shares for his 2006 annual incentive award.

(6)          Includes 17,531 shares of restricted stock that vested on March 31, 2007, 13,821 shares of restricted stock that will vest on March 31, 2008, and 4,438 shares of restricted stock that will vest on March 31, 2009. In addition, on March 30, 2007, this executive received a restricted stock grant of 10,658 shares for his 2006 annual incentive award.

(7)          Includes 11,794 shares of restricted stock that vested on March 31, 2007, 9,012 shares of restricted stock that will vest on March 31, 2008, and 3,380 shares of restricted stock that will vest on March 31, 2009. In addition, on March 30, 2007, this executive received a restricted stock grant of 8,120 shares for his 2006 annual incentive award.

(8)          Mr. Contis terminated his employment with the Company on October 31, 2006 and had no outstanding awards at December 31, 2006.

Option Exercises and Stock Vested

The following table shows information regarding the value of options exercised and restricted stock vested during 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
Arthur M. Coppola	—	—	84,578		6,168,743
Thomas E. O’Hern	—	—	20,864		1,542,868
Mace Siegel	—	—	—		—
Edward C. Coppola	754	36,652	28,876		2,135,478
Richard A. Bayer	6,400	316,768	17,883		1,322,448
David J. Contis	—	—	58,673	(3)	4,561,772	(3)

(1)          An individual, upon exercise of an option, does not receive cash equal to the amount contained in the Value Realized column of this table. Instead, the amounts contained in the Value Realized column reflect the increase in the price of our Common Stock from the option grant date to the option exercise date. No cash is realized until the shares received upon exercise of an option are sold.

(2)          An individual, upon vesting of restricted stock, does not receive cash equal to the amount contained in the Value Realized column of this table. Instead, the amounts contained in the Value Realized column reflect the market value of our Common Stock on the vesting date. No cash is realized until the shares received upon the vesting of the restricted stock award are sold.

(3)          Includes 34,829 shares of restricted stock that were accelerated on October 31, 2006 pursuant to a separation agreement with Mr. Contis.

Nonqualifed Deferred Compensation

Certain of the named executive officers currently participate in the Company’s 2005 Deferred Compensation Plan for Senior Executives (“2005 Plan”). The Company also has a Deferred Compensation Plan for Senior Executives (the “Pre-2005 Plan”), which governs deferred compensation elections and contributions made prior to 2005. The 2005 Plan and the Pre-2005 Plan are collectively referred to as the “Deferred Compensation Plans.” In addition, the Company has an Executive Officer Deferral Plan (the “Executive Officer Plan”) which was suspended in 2003 and in which Messrs. A. Coppola and E. Coppola currently have account balances. The following table provides information with respect to the named executive officers for each of these plans for fiscal year 2006.

Name	Executive Contributions in 2006 ($)(1)	Registrant Contributions in 2006 ($)(2)	Aggregate Earnings in 2006 ($)(3)	Aggregate Withdrawals/ Distributions during 2006 ($)	Aggregate Balance at 12/31/06 ($)
Arthur M. Coppola	—	—	—	—	1,984,900
Thomas E. O’Hern	110,866	27,715	167,070	—	1,267,278
Mace Siegel	—	—	—	—	—
Edward C. Coppola	—	—	76,794	—	1,967,367
Richard A. Bayer	129,229	34,023	28,533	—	360,171
David J. Contis	95,108	23,777	161,618	1,200,724	239,865

(1)          The amounts in this column are included in the “Salary” column of the Summary Compensation Table.

(2)          The Company’s contributions to the Deferred Compensation Plans are included in the “All Other Compensation” column of the Summary Compensation Table.

(3)          None of the earnings set forth in this column are above-market or preferential, and therefore none of such amounts are reflected in the Summary Compensation Table.

Description of Nonqualified Deferred Compensation Plans.

a.                 The Deferred Compensation Plans.

As of December 31, 2006, Messrs. O’Hern, E. Coppola, Bayer and Contis had account balances under the Deferred Compensation Plans. Under the 2005 Plan, key executives of the Company and certain of its affiliates who satisfy certain eligibility requirements may make annual irrevocable elections to defer a specified portion of their base salary (up to 50%) and bonus (up to 100%) to be earned during the following calendar year. The Company will credit an amount equal to the compensation deferred by a participant to that participant’s deferral account under the 2005 Plan. In addition, the Company may credit matching amounts to a Company matching account established for each participant in an amount equal to a percentage, established by the Company in its sole discretion, of the amount of compensation deferred by each participant under the plan. For 2006, the Company matched 25% of the amount of salary and bonus deferred up to a limit of 5% of total salary and bonus.

Account balances under the Deferred Compensation Plans will be credited with income, gains and losses based on the performance of investment funds selected by the participant from a list of funds designated by the Company. The amounts credited to their deferred accounts and Company matching accounts are at all times 100% vested. Participants will be eligible to receive distributions of the amounts credited to their accounts before, at or after their termination of employment in a lump sum or installments pursuant to elections made under the rules of the Deferred Compensation Plans. Changes to these elections under the Plans may be made under limited circumstances. Under the 2005 Plan, key employees must wait six months after termination of employment, other than as a result of death, to receive a distribution. Employees who are eligible to participate in the 2005 Plan may also be eligible for life insurance coverage in an amount equal to two times their annual salaries.

b.                 Executive Officer Plan.

As of December 31, 2006, only Messrs. A. Coppola and E. Coppola had account balances under the Executive Officer Plan and all amounts in these accounts are fully vested. The Executive Officer Plan allowed eligible participants to defer a portion of their salary (up to 50%) and to receive a matching contribution equal to a discretionary percentage of the amount of salary deferred by the participant. The Executive Officer Plan provided that a participant was 25% vested in the amount of salary deferred and matching contribution made by the Company every January 1, beginning January 1 of the year following the year in which the salary deferrals and matching contributions were made. As of the plan year 2003, all deferred contributions made by the participants and the matching contributions made by the Company were suspended under the Executive Officer Plan. Therefore, no participant deferral contributions or Company matching contributions were made to the Executive Officer Plan in 2006. Generally, the account balances in the Executive Officer Plan are not credited with income, gains and losses. Participants will be eligible to receive distributions of the amounts credited to their accounts pursuant to elections made under the rules of the Executive Officer Plan.

Discussion of Summary Compensation and Grants of Plan-Based Awards Table

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Tables and the Grants of Plan-Based Awards Table was paid, awarded, earned or expensed are generally described under “Compensation Discussion and Analysis” and in the footnotes to the compensation tables. The material terms of our 2006 LTIP are described below. There are no employment agreements with the named executive officers but there are management continuity agreements with five of our executive officers. On October 26, 2006, the Company entered into a management continuity agreement with Mr. A. Coppola and amended and restated management continuity agreements with Messrs. E. Coppola, O’Hern and Bayer and on January 8, 2007, the Company entered into a management continuity agreement with Mr. Grossi (collectively, the “Continuity Agreements”). The Continuity Agreements provide change of control benefits for each such executive officer and are more fully described under “Potential Payments Upon Termination or Change of Control.”  On October 5, 2006, the Company entered into a separation agreement with Mr. Contis which provided for the acceleration of 34,829 shares of restricted stock as described on page 37 of this Proxy Statement.

LTIP Unit Awards

Under the 2006 LTIP, each award recipient is issued LTIP Units of the Operating Partnership which are structured to qualify as “profits interests” for federal income tax purposes. Accordingly, LTIP Units initially do not have full parity, on a per unit basis, with the Operating Partnership’s common units with respect to liquidating distributions. Upon the occurrence of specified events, the LTIP Units can over time achieve full parity with the common units, at which time LTIP Units are convertible, subject to the satisfaction of applicable vesting conditions, on a one-for-one basis into common units. LTIP Units that have been converted into common units and have become vested are redeemable by the holder for shares of Common Stock on a one-for-one basis or the cash value of such shares, at the Company’s election.

Under the terms of the 2006 LTIP, LTIP Units are subject to performance-based vesting over a three-year measurement period ending December 31, 2009. LTIP Units are issued prior to the determination of performance-based vesting, but remain subject to forfeiture to the extent that less than the full number of LTIP Units awarded become vested over the three-year performance measurement period. The LTIP Units will vest based on the percentile ranking of the Company in terms of the Total Return per share of

Common Stock relative to the Total Return of the Peer REITs, as measured at the end of each year (2007, 2008 and 2009) of the three year measurement period (each, a “Vesting Year”). (The Peer REITs are listed on Appendix III).

The vesting of the LTIP Units occurs in two cumulative stages. In the first stage, following the end of each Vesting Year, the Compensation Committee will determine the performance of the Company and each of the Peer REITs for the applicable Vesting Year and, depending on the Company’s Total Return relative to the Total Return of the Peer REITs, vesting of the LTIP Units will occur as follows:

Company’s Percentile Ranking	Vesting
Less than 50%	0%
Equal to or greater than 50% and less than 60%	20%
Equal to or greater than 60% and less than 70%	33%
Equal to or greater than 70%	50%

The second stage of vesting of the LTIP Units occurs at the end of the three year vesting period or earlier in the event of a change of control or qualified termination of employment (the “Final Vesting Date”). The Compensation Committee will determine the performance of the Company and each of the Peer REITs for the entire three year period (or the entire period beginning on January 1, 2007 and ending on the Final Vesting Date, if shorter) and perform the following calculation: if (1) for the entire vesting period the Company’s Total Return is at or above the 40th  percentile of the Total Return of the Peer REITs, but below the 60th percentile, and (2) less than 50% of the award recipient’s LTIP Units have become vested in the aggregate in the first stage, then that number of additional LTIP Units will vest as of the Final Vesting Date which is sufficient to bring the number of vested LTIP Units to 50% of the award recipient’s total LTIP Units; if (A) for the entire vesting period the Company’s Total Return is at or above the 60th percentile of the Total Return of the Peer REITs, and (B) less than 100% of the award recipient’s LTIP Units have become vested in the aggregate in the first stage, then that number of additional LTIP Units will vest as of the Final Vesting Date which is sufficient to bring the number of vested LTIP Units to 100% of the award recipient’s total LTIP Units. The Compensation Committee may, upon consideration of the statistical distribution of the Peer REITS within the full range of Total Return for any applicable period, exercise its reasonable discretion to allow for vesting of LTIP Units on a basis other than a strict mathematical calculation of percentiles. All unvested LTIP Units will be forfeited as of the Final Vesting Date.

Vesting is conditioned upon the award recipient remaining an employee of the Company through the applicable vesting dates, and subject to acceleration of the determination of vesting in the event of a change of control of the Company or termination of the award recipient’s service relationship with the Company under specified circumstances, including death, disability and termination by the Company without cause.

The 2006 LTIP provides that regular and other non-liquidating distributions will be made with respect to the LTIP Units, both vested and unvested, from the date of their issuance to the award recipient. Distributions will be in the same amount and at the same time as those made with respect to common units, which are equal to the regular dividends and other distributions paid on an equal number of shares of Common Stock. At the end of the vesting period and upon the final determination of performance-based vesting, distributions will continue to be made only to the extent that the LTIP Units have become vested.

Potential Payments Upon Termination or Change of Control

The following section describes potential payments and benefits to the named executive officers under the Company’s compensation and benefit plans and arrangements upon termination of employment or a change of control of the Company. In addition, certain of the Company’s compensatory plans contain provisions regarding the acceleration of vesting of stock awards. The Compensation Committee under certain circumstances is authorized to accelerate the vesting of stock options and to modify, extend or renew outstanding stock options. The Compensation Committee also has the authority to accelerate vesting of restricted stock as well as authorize discretionary severance payments to its named executive officers upon termination.

None of the named executive officers has an employment agreement with the Company. Messrs. A. Coppola, O’Hern, E. Coppola and Bayer have each entered into Continuity Agreements, while Mr. Siegel has not entered into such agreement. Mr. Contis terminated his employment with the Company on October 26, 2006 and received the payments required under his separation agreement.

Regardless of the manner in which a named executive officer’s employment terminates, he is entitled to receive all accrued, vested or earned but deferred compensation and benefits during his term of employment. The information below sets forth the additional payments and/or benefits to the named executive officers under the specified circumstances.

Payments Made/Benefits Received Upon Termination

a.            With Cause

•        If a named executive officer’s employment with the Company is terminated with cause, he will forfeit all unvested options, restricted stock and LTIP Units as of the termination date.

b.    Without Cause

•        If a named executive officer’s employment with the Company is terminated for any reason, other than the death, disability, or retirement of such officer or with cause, (i) his stock options and restricted stock that have not vested as of such termination date will be forfeited, (ii) he shall have three months (or such other period in the Compensation Committee’s discretion) from the termination date to exercise vested options, subject to specified limitations, and (iii) his LTIP Units will be subject to an accelerated vesting determination.

Payments Made/Benefits Received Upon Retirement

In the event of the retirement of a named executive officer,

•       he will continue to vest in all outstanding options and restricted stock in accordance with the vesting schedule originally set forth in his award agreement provided he retires at 55 or older, has at least ten years of service with the Company and has not been directly or indirectly employed by a competitor at any time after his retirement.

•       he will forfeit all unvested LTIP Units unless the Compensation Committee determines in its sole discretion to provide for partial or complete vesting of his LTIP Units.

Payments Made/Benefits Received Upon Death or Disability

In the event of death or disability of a named executive officer while employed,

•       his benefits under the Company’s long-term disability plan or payments under the Company’s life insurance plan(s), as appropriate, will be distributed,

•       his vested stock options may be exercised for twelve months after the date of his disability or death,

•       his unvested restricted stock awards will immediately vest, and

•       his unvested LTIP Units will be subject to an accelerated vesting determination.

Payments Made/Benefits Received Upon Change of Control

Continuity Agreements

The Continuity Agreements provide that if within two years following a change of control the executive officer’s employment is terminated for no reason or any reason other than cause, death or disability or by the executive for good reason, such executive officer will be entitled to receive an amount equal to three times the sum of:

(1)         the executive’s base salary; and (2) the amount of the highest cash and stock portion of the executive’s annual incentive bonus (which shall include any supplemental or special cash and/or stock bonus) awarded for each of the three preceding fiscal years (the “Bonus Amount”).

In addition, the executive will receive all accrued obligations, including a pro rata share of the Bonus Amount for the applicable bonus year. The Bonus Amount shall also include,

(i)             any cash portion of an incentive bonus which the executive has elected to convert into shares of restricted stock or stock units under the Restricted Stock Bonus Program or other comparable, optional stock-in-lieu of cash benefit programs; and

(ii)         the value of any outstanding LTIP Units that vest during the applicable year as provided in any LTIP award agreement.

The Company will also continue welfare benefits for the executive officer and his family at least equal to those that would have been provided to them in accordance with the plans, programs, practices and policies as in effect immediately prior to the change of control until up to the third anniversary of the termination date.

Upon a change of control, the Continuity Agreements further provide that any shares of restricted stock or stock units held by the executive that remain unvested shall immediately vest and any unvested stock options held by the executive shall vest in full and be immediately exercisable. Any such stock options shall remain exercisable for a period at least until the first to occur of (1) the expiration of the full term of the option and (2) one year after the date on which the change of control occurs.

“Good reason” generally includes the assignment to the executive of any duties inconsistent in any respect with the executive’s position, authority, duties or responsibilities or any other diminution in such position, reduction in base salary, change of location, material modification of bonus, benefit plans or fringe benefits or material breach of the Continuity Agreement by the Company. “Change of control” generally requires a corporate transaction involving a 40% or greater change in ownership, certain majority changes in the Board of Directors or with limited exceptions the acquisition of 33% or more of the Company’s outstanding shares of Common Stock or voting securities by any person.

In addition, the Continuity Agreements provide that if any payment by the Company to or for the benefit of the executive (whether pursuant to the terms of the Continuity Agreement or otherwise) would be subject to an excise tax imposed under certain provisions of the Code or any interest or penalties with respect thereto (the “Excise Tax”), then the executive shall be entitled to receive a gross-up payment in an amount so that the executive is in the same after-tax position as if there were no Excise Tax. The executive will not receive this gross-up payment if the parachute value of all such payments does not exceed 110% of an amount equal to 2.99 times the executive’s “base amount” (the “Safe Harbor Amount”). In such event, the amounts payable under the Continuity Agreement shall be reduced so that the parachute value of all payments to the executive, in the aggregate, equals the Safe Harbor Amount.

Under the Continuity Agreements, each executive has agreed to certain covenants, including confidentiality and non-solicitation for two years.

Payments to David Contis

Mr. Contis resigned from all employment with the Company and its affiliates effective as of October 31, 2006 (the “Separation Date”). Mr. Contis received his final regular paycheck as well as payment for any accrued but unused vacation days. All 34,829 outstanding shares of restricted stock awarded to Mr. Contis since March 31, 2004 vested as of the Separation Date. The value of such acceleration of restricted stock was $2,798,510 based on a closing price of our Common Stock on the Separation Date of $80.35. In addition, Mr. Contis received $625,000 in cash representing a proportionate share of his annual incentive bonus for the 2006 fiscal year. Under the separation agreement, Mr. Contis provided the Company with a general liability release, and agreed to certain covenants, including confidentiality and non-solicitation for two years.

Termination/Change of Control Payments Table

The following table provides the potential payments and benefits to the named executive officers upon termination of employment or a change of control, assuming such event occurred on December 31, 2006. These numbers do not reflect the actual amounts that may be paid to such persons, which will only be known at the time that they become eligible for payment and will only be payable if the specified event occurs.

Items Not Reflected in Table.

The following items are not reflected in the table set forth below:

•       Accrued salary, bonus, personal time and vacation.

•       Costs of COBRA or any other mandated governmental assistance program to former employees.

•       Welfare benefits provided to all salaried employees.

•       Amounts outstanding under the Company’s 401(k) plan or deferred compensation plans. There are no special or enhanced benefits under these plans for our named executive officers, and all of such participating officers are fully vested in these plans. See “Nonqualified Deferred Compensation” table.

•       Vesting of any LTIP Units because the first measurement period had not begun.

Change of Control Payments—Code Section 280G valuation.

For purposes of the table below, the Company engaged PricewaterhouseCoopers, LLP to estimate the Excise Tax gross-up payment to be paid by the Company arising under Code Section 280G in connection with the Continuity Agreements. Code Section 280G imposes tax sanctions for payments made by the Company that are contingent upon a change of control and equal to or greater than three times an executive’s most recent five-year average annual taxable compensation (the “base amount”). If tax sanctions apply, all payments above the base amount become subject to a 20% excise tax. Key assumptions of the analysis include:

•       Change of control and termination of employment occurs as of December 31, 2006; and

•       The only applicable payments are cash severance (3x salary plus annual bonus, with the bonus being the highest bonus awarded for the prior three fiscal years), a prorata bonus based on amount of time employed during 2006, welfare benefits and accelerated vesting of restricted stock.

Other Notes Applicable to Table

•       For accelerated vesting of restricted stock awards, the table reflects the intrinsic value of such acceleration, which for each unvested share of restricted stock award is $86.57, which represents the closing price of our Common Stock on the NYSE on December 29, 2006, the last business day of 2006. Upon retirement, if certain conditions are met as described on page 35, unvested restricted stock will continue to vest in accordance with the vesting schedule in the award agreement. All stock options held by these executive officers are fully vested.

•       Life insurance amounts only reflect policies currently paid for by the Company.

•       The table assumes a “disability” is of a long-term nature, which triggers vesting of restricted stock awards.

•       Messrs. A. Coppola and E. Coppola also have death benefit coverage under a split-dollar life insurance policy. No premiums have been paid by the Company under this policy since July 30, 2002. At the time of their death, the total premiums the Company previously paid for the policies will be recovered and the remaining death benefits will be paid to their designated beneficiaries.

Termination/Change of Control Payments

	Cash Severance ($)	Miscellaneous Benefits(1) ($)	Restricted Stock Awards ($)	Life Insurance Proceeds ($)	280G Tax Gross-Up ($)
Arthur M. Coppola
Termination with/without cause	—	—	—	—	—
Retirement	—	—	—	—	—
Death	—	—	8,316,693	—	—
Disability	—	—	8,316,693	—	—
Change of control	—	—	8,316,693	—	—
Change of control/Termination	15,250,000	50,989	8,316,393	—		(2)
Thomas E. O’Hern
Termination with/without cause	—	—	—	—	—
Retirement	—	—	—	—
Death	—	—	2,406,213	900,000	—
Disability	—	—	2,406,213	—	—
Change of control	—	—	2,406,213	—	—
Change of control/Termination	5,550,000	86,665	2,406,213	—	2,627,977
Mace Siegel
Termination with/without cause	—	—	—	—	—
Retirement	—	—	—	—	—
Death	—	—	—	—	—
Disability	—	—	—	—	—
Change of control	—	—	—	—	—
Change of control/Termination	—	—	—	—	—
Edward C. Coppola
Termination with/without cause	—	—	—	—	—
Retirement	—	—	—	—	—
Death	—	—	3,098,340	—	—
Disability	—	—	3,098,340	—	—
Change of control	—	—	3,098,340	—	—
Change of control/Termination	7,575,000	50,989	3,098,340	—		(2)
Richard A. Bayer
Termination with/without cause	—	—	—	—	—
Retirement	—	—	—	—	—
Death	—	—	2,093,782	800,000	—
Disability	—	—	2,093,782	—	—
Change of control	—	—	2,093,782	—	—
Change of control/Termination	4,800,000	109,993	2,093,782	—	2,284,116

(1)          Amount includes the value of continuing welfare benefits for 36 months after December 31, 2006.

(2)          This person is eligible for a 280G tax gross-up, but no such payment would have been necessary upon a change of control as of December 31, 2006.

Compensation Committee Interlocks and Inside Participation

The Compensation Committee members are James Cownie, Stanley Moore and Dr. William Sexton. No member of the Compensation Committee is a past or present officer or employee of the Company. No compensation committee interlocks existed during 2006.

Certain Transactions

The following provides a description of certain relationships and related transactions between various executive officers of the Company, members of their immediate families and/or principal stockholders and the Company or its subsidiaries and affiliates.

Macerich Management Company.   Macerich Management Company provided property management and other related services during 2006 to four community shopping centers in which Mr. Siegel has interests. Under the terms of the applicable management agreements, Macerich Management Company pays compensation to on-site employees and redevelopment and construction staff, and other administrative expenses which amounts are then reimbursed by Mr. Siegel. In addition, Macerich Management Company earns a management fee equal to approximately two percent of gross rental revenue. Management fees earned from services provided to these four community shopping centers during the year ended December 31, 2006 were $64,105.

Macerich Management Company employs Mr. A. Coppola’s son-in-law and Mr. Anderson’s son as a Senior Manager of Leasing and Vice President of Leasing, respectively. Neither of these individuals is considered officers under Section 16 of the Exchange Act. The compensation and benefits provided to these individuals are consistent with those provided to other employees with comparable qualifications, responsibilities and experience. The 2006 salary and bonus paid for 2006 performance to each of Mr. Coppola’s son-in-law and Mr. Anderson’s son did not exceed $235,000.

Guarantees.   Messrs. Siegel, A. Coppola, Anderson, and E. Coppola have guaranteed a mortgage loan encumbering one Center. The aggregate principal amount of the loan is approximately $21,750,000, of which approximately $13,676,400 is guaranteed by them as follows: Mr. Siegel $6,525,000; Mr. A. Coppola $1,631,250; Mr. Anderson $3,480,000 and Mr. E. Coppola $2,040,150.

Website Services.   During 2006, Red 5 Interactive, Inc. (“Red 5”) billed the Company $500,300 for the website design, development, applications, maintenance, hosting and support services it provided to the websites of the Company and its Centers under certain agreements with the Company. The Company terminated its relationship with Red 5 effective December 31, 2006. Mr. E. Coppola’s brother-in-law is the President and CEO, a director and, with his wife and children, own 100% of Red 5.

Tony Grossi.   Mr. Grossi had been the Executive Vice President, Operations of Cadillac Fairview since 2002 where he was responsible for leading Cadillac Fairview’s Canadian and United States real estate operations, encompassing five regional portfolios, national operations, marketing, tenant relations and property tax. Cadillac Fairview is a wholly-owned subsidiary of Ontario Teachers’ Pension Plan Board (“Ontario”) which is the Company’s joint venture partner in the Company’s subsidiary, Pacific Premier Retail Trust (“PPRT”). Ontario has a 49% economic interest and the Company has a 51% economic interest in PPRT and management control is shared equally. In his position at Cadillac Fairview, Mr. Grossi managed Ontario’s interest in PPRT. PPRT owns seven regional malls on the West Coast and has $1.027 billion in assets as reported in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Deutsche Bank.   Deutsche Bank AG and its affiliates hold approximately 7.29% of the outstanding Common Stock and had the following relationships with the Company since January 1, 2006 which require disclosure under the Exchange Act:

Equity Offering.   In connection with the Company’s January 2006 equity offering, a Deutsche Bank affiliate acted as one of the two joint book-running managers and underwriters in the sale of 10,952,381 shares of Common Stock and received underwriting discounts and commission of $6,845,238 in connection with its purchase of 50% of such shares.

Notes Offering.   One of its affiliates also acted as joint book-running manager in connection with the Company’s $950 million 3.25% convertible senior notes offering in March of 2007 and purchased 50% of such notes at a purchase price of 98% of the principal amount. In connection with the notes offering, the Company entered into capped-call transactions with Deutsche Bank affiliates and the total cost of the capped-call transactions was $29,925,000. Also, an affiliate of Deutsche Bank will serve as a trustee for the notes and will receive an annual fee of $7,000.

Fees.   In addition, various Deutsche Bank affiliates serve as administrative agent, joint lead arrangers and joint book-running managers for the Company’s $1.5 billion revolving line of credit and another affiliate serves as administrative agent for both the Company’s $250 million term loan (repaid in full in March 2007) and its $450 million term loan. The total fees for such services were $291,000 for the period from January 1, 2006 through March 31, 2007.

Principal Stockholders

Except as otherwise noted, the following table sets forth information as of March 31, 2007 with respect to the only persons known by the Company to own beneficially more than 5% of the outstanding shares of its Common Stock, based solely upon Schedule 13G and Schedule 13D reports filed with the SEC, and, as of March 31, 2007, the number of shares of Common Stock beneficially owned by its executive officers and directors as a group. Each of the persons listed below which has reported that it may be considered a beneficial owner of more than 5% of the outstanding shares of Common Stock has certified that, to the best of its knowledge and belief, the shares were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the Company and were not acquired in connection with or as a participant in any transaction having such purpose or effect. The number of shares of Common Stock beneficially owned by each director is set forth in “Information Regarding Nominees and Directors” and the number of shares beneficially owned by each named executive officer is set forth in “Executive Officers.”

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Deutsche Bank AG(1) Taunusanlage 12, D-60325 Frankfurt am Main Federal Republic of Germany	5,276,630	7.29%
Cohen & Steers, Inc.(2) Cohen & Steers Capital Management, Inc. Houlihan Rovers SA 280 Park Avenue, 10th Floor New York, New York 10017	5,240,173	7.24%
Morgan Stanley(3) Morgan Stanley Investment Management Inc. 1585 Broadway New York, New York 10036	4,489,318	6.20%
ING Groep N.V.(4) Amstelveenseweg 500 1081 KL Amsterdam The Netherlands	4,470,371	6.18%
The Vanguard Group, Inc.(5) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	4,018,454	5.55%
Barclays Global Investors, NA(6) Barclays Global Fund Advisors Barclays Global Investors, LTD Barclays Global Investors Japan Limited Barclays Global Investors Japan Trust and Banking Company Limited 45 Fremont Street San Francisco, California 94105	3,952,927	5.46%
Security Capital Research & Management Incorporated(7) 10 South Dearborn Street Suite 1400 Chicago, Illinois 60603	3,627,131	5.01%
All directors and executive officers as a group (12 persons)(8)	2,203,191	3.05%

(1)          The Schedule 13G indicates that this filing reflects the securities beneficially owned by the Corporate and Investment Banking business group and Corporate Investments business group of Deutsche Bank AG, a parent holding company, and its subsidiaries and affiliates. Deutsche Bank AG has sole voting power with respect to 2,899,714 shares, shared voting power with respect to 70 shares and sole dispositive power with respect to 5,276,560 shares. The subsidiaries which acquired the shares being reported by the parent holding company are RREEF America, L.L.C., Deutsche Bank Trust Co Americas, Deutsche Asset Management Inc, Deutsche Asset Management Investmentgesellshaft and Deutsche Investment Management Americas.

(2)          These entities made a joint filing on Schedule 13G noting that Cohen & Steers, Inc. holds a 100% interest in Cohen & Steers Capital Management, Inc. and a 50% interest in Houlihan Rovers SA, each a registered investment advisor. The Schedule 13G indicates that Cohen & Steers Capital Management, Inc. has sole voting power with respect to 4,627,902 shares and sole dispositive power with respect to 5,191,781 shares and Houlihan Rovers SA has sole voting and dispositive power with respect to 48,392 shares. The principal address of Houlihan Rovers SA is Chausee de la Hulpe 116, 1170 Brussels, Belgium.

(3)          The Schedule 13G indicates that this joint filing reflects the securities beneficially owned by certain operating units of Morgan Stanley and its subsidiaries and affiliates. Morgan Stanley filed as a parent holding company and has sole voting power with respect to 3,097,682 shares, shared voting power with respect to 832 shares and sole dispositive power with respect to 4,489,318 shares. Morgan Stanley Investment Management Inc. is a registered investment adviser and has sole voting power with respect to 3,899,907 shares, shared voting power with respect to 832 shares and sole dispositive power with respect to 4,063,755 shares. Its address is 1221 Avenue of the Americas, New York, NY 10020.

(4)          The Schedule 13G indicates that the reporting entity is a parent holding company and has sole voting power with respect to 4,470,371 shares and sole dispositive power with respect to 4,470,371 shares. 4,453,264 of these shares are held by indirect subsidiaries of the reporting entity in their role as a discretionary manager of client portfolios and 17,107 of these shares are held by indirect subsidiaries of the reporting person in their role as trustee.

(5)          The reporting person is a registered investment adviser and has sole voting power with respect to 20,873 shares and sole dispositive power with respect to 4,018,454 shares.

(6)          The Schedule 13G indicates Barclays Global Investors, NA is a bank and has sole voting power with respect to 1,507,618 shares and sole dispositive power with respect to 1,777,453 shares. Barclays Global Fund Advisors is a registered investment adviser and has sole voting power with respect to 1,932,475 shares and sole dispositive power with respect to 1,932,475 shares. Barclays Global Investors, LTD is a bank and has sole voting and dispositive power with respect to 139,602 shares. Its address is Murray House, 1 Royal Mint Court, London, England EC3N 4HH. Barclays Global Investors Japan Trust and Banking Company Limited is a bank and has sole voting and dispositive power with respect to 71,623 shares. Barclays Global Investors Japan Limited is a registered investment adviser and has sole voting and dispositive control with respect to 31,772 shares. Both of their addresses is Ebisu Prime Square Tower, 1-1-39 Hiroo Shibuya-Ku, Tokyo, Japan 150-0012. The Schedule 13G also indicates that the shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

(7)          The Schedule 13G indicates that the reporting person is a registered investment adviser and has sole voting and dispositive power with respect to all shares.

(8)          Includes options to purchase shares under the 1994 Incentive Plan, the 2000 Incentive Plan, the 2003 Incentive Plan or the Director Plan which are currently exercisable or become exercisable before May 30, 2007, restricted stock granted under the 2003 Incentive Plan and stock units credited to certain directors under the Director Phantom Stock Plan. See also the Notes to the tables on page 5 and 15 of this Proxy Statement.

Audit Committee Matters

The Audit Committee consists of three members, Mr. Cownie, Ms. Laing and Dr. Sexton. Ms. Laing is the chairperson of the Committee and has been designated as an Audit Committee financial expert. In 2006, the Audit Committee met nine times. The Audit Committee and the Board of Directors amended and restated its Charter for the Audit Committee in 2007 and it complies with the requirements of the Sarbanes-Oxley Act of 2002 and the NYSE Rules. The Committee reviews and reassesses the adequacy of its Charter annually. The Company’s securities are listed on the New York Stock Exchange and are governed by its listing standards. All members of the Audit Committee are Independent Directors and meet the independence requirements for audit committees under the NYSE Rules and the Exchange Act. (See “The Board of Directors and its Committees—Director Independence, Committee Charters and Audit Committee.”)

The following Report of the Audit Committee shall not be deemed filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference into a filing under either of such Acts. The Report shall not be deemed soliciting material, or subject to Regulation 14A or 14C or the liabilities of Section 18 of the Securities Exchange Act.

Report of the Audit Committee

The Audit Committee of the Board of Directors assists the Board in performing its oversight responsibilities for the Company’s financial reporting process, audit process and internal controls as more fully described in the Audit Committee’s Charter. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent accountants are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity to accounting principles generally accepted in the United States.

In the performance of its oversight function, the Audit Committee reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2006 with the Company’s management and with the Company’s independent accountants. In addition, the Committee discussed with the Company’s independent accountants the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements. The Committee has also received and reviewed the written disclosures and the letter from the Company’s independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the accountants their independence from the Company.

Based on the review and discussions with management and the independent accountants described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

Members of the Audit Committee

James S. Cownie
Diana M. Laing
Dr. William P. Sexton

Principal Accountants Fees and Services

Deloitte & Touche LLP

For the years ended December 31, 2006 and 2005, the Company was billed by Deloitte & Touche LLP for services in the following categories:

Audit Fees

Fees for audit services totaled $2,733,502 in 2006 and $2,045,470 in 2005, including fees associated with the annual audit of the Company and its subsidiaries or affiliates and the reviews of the Company’s registration statements and periodic reports.

Audit-Related Fees

Fees for audit-related services totaled $383,917 in 2006 and $890,940 in 2005. Audit-related services principally include fees for internal control reviews and assistance with internal control reporting requirements, including under the Sarbanes-Oxley Act of 2002.

Tax Fees

No fees for tax services, including tax return preparation, tax compliance, tax advice and tax planning, were provided by Deloitte & Touche LLP in 2006 or 2005.

All Other Fees

There were no fees paid for any other services not described above in 2006 or 2005.

The Company has been advised by Deloitte & Touche LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

Audit Committee Pre-Approval Policy

Consistent with SEC policies regarding independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent accountants. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent accountants. The Audit Committee approves a list of services and related fees expected to be rendered during any year period within each of four categories of service:

(1)         Audit Services include audit work performed on the financial statements, as well as work that generally only the independent accountants can reasonably be expected to provide, including work associated with registration statements under the Securities Act of 1933, as amended, periodic reports and other SEC documents, statutory or other financial audit work for subsidiaries and consultations surrounding the proper application of financial accounting and/or reporting standards.

(2)         Audit-Related Services include assurance and related services that are reasonably related to performance of an audit or traditionally performed by the independent accountants, including due diligence or agreed-upon procedures related to mergers, acquisitions, dispositions or refinancings, internal control reviews and assistance with internal control reporting requirements, special procedures required to meet certain financial, accounting or regulatory requirements and accounting, regulatory or disclosure consultations.

(3)         Tax Services include tax return preparation, tax planning and related tax services, tax advice, tax compliance, tax reporting, year-end estimated taxable income and distribution projections and tax due diligence for REIT compliance and other tax issues.

(4)         Other Services include those permissible non-audit services that do not fall within the above categories and are routine and recurring services that would not impair the independence of the accountants.

The Audit Committee pre-approves the independent accountants services within each category. In 2006, the Audit Committee pre-approved the retention of Deloitte & Touche LLP to perform various audit and permitted non-audit services for the Company within each of the four categories. For each proposed service, the independent accountant is generally required to provide detailed back-up documentation at the time of approval to permit the Audit Committee to make a determination whether the provision of such services would impair the independent accountants’ independence. The fees are budgeted and the Audit Committee requires the independent accountants and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent accountants for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent accountants. The Audit

Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. None of the non-audit services described above were approved by the Audit Committee pursuant to the de minimis exceptions provided in the Exchange Act.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP
AS THE COMPANY’S INDEPENDENT ACCOUNTANTS

Independent Accountants

The Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent accountants to audit its financial statements for the year ending December 31, 2007.

Although ratification by stockholders is not required by law, the Board has determined that it is desirable to request approval of this appointment by the stockholders. If the stockholders do not ratify the appointment, the Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP, and may decide to retain the firm notwithstanding the vote. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. In addition, if Deloitte & Touche LLP should decline to act or otherwise become incapable of acting, or if the appointment should be discontinued, the Audit Committee will appoint substitute independent public accountants. A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent accountants requires the affirmative vote of a majority of all the votes cast on the matter at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2007. PROXIES RECEIVED WILL BE VOTED “FOR” RATIFICATION UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THE PROXY.

PROPOSAL 3: STOCKHOLDER PROPOSAL REGARDING DECLASSIFICATION OF THE BOARD

The Company has been informed that the SEIU General Fund, 1800 Massachusetts Ave. NW, Washington DC 20036, intends to introduce at the Annual Meeting the following resolution. The Company has been notified that the SEIU General Fund was the beneficial owner of approximately 45 shares of Common Stock as of December 20, 2006 and has agreed to hold such Common Stock until the Annual Meeting. In accordance with SEC rules, we are reprinting the proposal and supporting statement in this Proxy Statement as they were submitted to us and if properly presented at the meeting this proposal will be voted on at the Annual Meeting. If not properly presented at the Annual Meeting, this proposal will not be considered or voted on at the Annual Meeting.

Stockholder Proposal—Declassification of the Board

Resolved: Shareholders of The Macerich Company (“Macerich”) request that the board of directors take the necessary steps, in accordance with applicable state law, to declassify the board of directors so that all directors are elected annually, with such declassification to be carried out in a manner that does not affect the unexpired terms of directors previously elected.

Supporting Statement

The election of directors is the primary avenue for shareholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. We believe that classification of the board of directors, which results in only a portion of the board being elected annually, is not in the best interests of Macerich and its shareholders.

Macerich’s board of directors is divided into three classes, with approximately one-third of all directors elected yearly to three-year terms. Eliminating this classification system would require each director to stand for election annually and would give shareholders an opportunity to register their views on the performance of the board collectively, and each director individually.

Several recent academic studies have found a significant positive relationship between governance practices that empower shareholders (like declassifying the board) and firm value. One such study, “The Costs of Entrenched Boards,” by Harvard Law School’s Lucian Arye Bebchuk and Alma Cohen, found that staggered boards were associated with an economically meaningful reduction in firm value (as measured by Tobin’s Q). The authors also found “evidence that staggered boards bring about, and not merely reflect, an economically significant reduction in firm value” (Journal of Financial Economics, 2005).

We believe investors increasingly favor requiring annual elections for all directors. Shareholder proposals recommending annual elections received, on average, 66.8% of the vote in the first half of 2006, according to Institutional Shareholder Services (ISS), compared with a 60.5% average in the first half of 2005 (2006 ISS Postseason Report). ISS also found that the prevalence of classified boards among S&P 500 companies fell to 45.3% in 2006, putting companies with classified boards in the minority. And in the first half of 2006, 50 companies in the Russell 3000 index sought and received shareholder approval to declassify their boards, according to ISS.

We regard as unfounded the concern raised by some companies that annual elections would result in corporations having no experienced directors, or that of all directors being voted out by stockholders. In the extremely unlikely event that shareholders do vote to replace all directors, such a decision would express enormous dissatisfaction with the incumbent directors and their oversight of the company, and would reflect an urgent need for change to preserve shareholder value. We feel that annually elected directors are equally capable of focusing on the long-term performance of our company and would additionally be more accountable to company owners.

We therefore urge shareholders to vote FOR this resolution.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE FOREGOING PROPOSAL FOR THE FOLLOWING REASONS:

The Board currently has three classes of directors with the members of each class serving three-year terms. Each year, one class—one-third of the Board—is up for election. Classified boards continue to be in the majority among large public companies. In a recent study of over 1,400 companies in the S&P 1500, Institutional Shareholder Services noted that 55% of such companies had classified boards in 2006 (ISS Board Practices/Board Pay, 2007 Edition).

The Board of Directors has carefully considered the above proposal and has concluded that the current classified board structure continues to provide significant benefits to the Company and its stockholders for the following reasons:

Continuity and Long-Term Strategic Planning.   The current classified board structure promotes greater continuity, stability and knowledge of the Company’s business affairs and financial strategies by ensuring that a majority of the directors at any given time will have prior experience as directors of the Company. Directors who have experience and familiarity with the Company’s business affairs and operations and a solid understanding of its future plans and opportunities are better suited to make long-term strategic decisions for the Company and guide management in implementing such decisions. Election of directors by classes safeguards this long-term advantage by preventing the sudden disruptive changes to the composition of the Board that would accompany election of an entirely new Board in any one year. In addition, the Board believes that the classified Board structure enhances its ability to focus on delivering superior returns to stockholders and contributes to the creation of long-term value for stockholders. While the 2005 study cited by the proponent asserts that classified boards have an adverse impact on stockholder value, this is clearly not true for the Company. Total stockholder return (which assumes the reinvestment of dividends) for 2006 was 33.9%, contributing to a three-year total return of 121.5%, a five-year total return of 326.2% and a ten-year total return of 551.6%. In addition, the Company increased its dividend for the 13th consecutive year in 2006.

Attracting Highly Qualified Directors.   The Board believes that the classified structure helps the Company attract and retain highly qualified individuals willing to commit the time and dedication necessary to understand the Company, its operations and its competitive environment.

Negotiations With Potential Acquirers.   The classified board structure enhances the Board’s ability to negotiate the best results for the stockholders in a takeover situation and reduces the Company’s vulnerability to certain unfriendly or unsolicited takeover tactics. A classified board does not, in and of itself, preclude unsolicited acquisition proposals or prevent a Company from being acquired at a price that is fair and reasonable. On the contrary, the structure is intended to encourage a party seeking to obtain control of the Company to negotiate with the Board, placing the Board in a better position to seek the best possible outcome for all stockholders. Since at least two annual meetings would be required to effect a change in control of the Board, the classified structure reduces the threat of removal of a majority of the Board through a single proxy contest. This provides incumbent directors with additional time and bargaining leverage to evaluate the terms of a takeover proposal, negotiate on behalf of our stockholders and consider alternative proposals.

Accountability.   The current classified board structure does not compromise the directors’ accountability to our stockholders. All directors have the same statutory responsibility to act in the best interests of the Company regardless of the length of their terms of office. Thus, accountability depends on the selection of responsible and experienced individuals, not on whether they serve terms of one year or three years. Furthermore, since one-third of the directors must stand for election each year, the stockholders have an annual opportunity to express any dissatisfaction they may have with the Board.

For the foregoing reasons, the Board has determined that retention of the classified board is in the best interests of the Company and its stockholders.

Approval of this stockholder proposal regarding declassification of the Board requires the affirmative vote of a majority of all of the votes cast on the matter at the Annual Meeting. A broker non-vote or an abstention will not be counted as a vote cast and will have no effect on the result of the vote on this stockholder proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE STOCKHOLDER PROPOSAL REGARDING DECLASSIFCATION OF THE BOARD. PROXIES RECEIVED WILL BE VOTED “AGAINST” THE STOCKHOLDER PROPOSAL UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THE PROXY.

OTHER MATTERS

Solicitation of Proxies

The cost of solicitation of Proxies in the form enclosed herewith will be paid by the Company. Solicitation will be made primarily by mail, but regular employees of the Company, without additional remuneration, may solicit Proxies by telephone, e-mail, facsimile and personal interviews. In addition, MacKenzie Partners will assist in solicitation of proxies and the Company anticipates a fee for proxy solicitation services of approximately $9,500 plus out-of-pocket costs. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain Proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses.

Stockholder Proposals and Director Nominees

For a stockholder to properly present a matter at the Annual Meeting, the Secretary of the Company must have received written notice thereof after March 2, 2007 and on or before April 2, 2007, as specified in the Company’s Charter and Bylaws.

A stockholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in the Company’s proxy statement and form of Proxy for the 2008 annual meeting of stockholders must be received by the Company by December 22, 2007. Such a proposal must also comply with the requirements as to form and substance established by the SEC for such proposals. A stockholder otherwise desiring to bring a proposal before the 2008 annual meeting of stockholders (including generally any proposal relating to the nomination of a director to be elected to the Board of Directors) must comply with the then current advance notice and information requirements in the Company’s Charter and Bylaws and deliver the proposal to the principal executive offices of the Company after March 1, 2008 and on or before March 31, 2008 (60 to 90 days prior to the first anniversary of this year’s annual meeting) in order for such proposal to be considered timely. Any such proposal should be mailed to: The Macerich Company, 401 Wilshire Boulevard, No. 700, Santa Monica, California 90401, Attn: Secretary. Copies of the Charter and Bylaws may be obtained without charge by providing a written request to the Secretary of the Company at that address.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than 10% stockholders are required by the SEC’s regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on its review of the copies of such reports furnished to the Company, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were satisfied, except Mr. Contis did not timely report an exempt restricted stock grant of 3,426 shares.

Other Matters

The Board of Directors does not know of any matter other than those described in this Proxy Statement which will be presented for action at the Annual Meeting. If other matters are presented, Proxies will be voted in accordance with the discretion of the Proxy holders.

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY TODAY.

Appendix I

THE MACERICH COMPANY

Director Independence Standards

(Originally Adopted March 15, 2004. Amended February 3, 2005)

A majority of the members of the Board of Directors of The Macerich Company, (“Macerich”) shall be independent of Macerich and its executive officers. For a Director to be deemed independent, the Board shall affirmatively determine that the Board member has no material relationship with Macerich (either directly or as a partner, shareholder or officer of an organization that has a relationship with Macerich) or any of its executive officers. In making this determination the Board shall apply the standards set forth below. These standards have been drafted to incorporate the independence requirements under applicable laws, rules and regulations.

I.   Exclusionary Standards

In no event will a Director be considered independent under the circumstances described under this Section I.

A.   Employment

•       A Director shall not be deemed independent if he or she:

(i)            is or has been an employee, or has an immediate family member who is or has been an executive officer, of Macerich within the preceding three years of the determination date;

(ii)        has received, or has an immediate family member who has received, during any twelve-month period within the preceding three years of the determination date, more than $100,000 in direct compensation from Macerich, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). (For purposes of this standard, (a) compensation for prior service as an interim chairman or chief executive officer of Macerich, (b) dividends, interest or other investment income, (c) reimbursement of bona fide, documented business expenses, and (d) compensation received by an immediate family member for service as a non-executive officer of Macerich will not be considered. For purposes of this standard, payments made to a business that is solely owned by a Director and/or his or her immediate family members(s) should be included as direct compensation.);

(iii)    (a) is or an immediate family member is a current partner of a firm that is Macerich’s internal or external auditor; (b) is a current employee of such a firm; (c) has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) was or an immediate family member was within the preceding three years of the determination date (but is no longer) a partner or employee of such a firm and personally worked on Macerich’s audit within that time; or

(iv)      is or has been employed as, or has an immediate family member who is or has been employed as, an executive officer of another company where any of Macerich’s present executive officers at the same time serves or has served on that company’s compensation committee within the preceding three years of the determination date.

B.   Business Relationships

A Director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Macerich for property or services in an amount which, in any of the preceding three fiscal years of such company exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues will not be deemed independent. (For purposes of this standard, principal loaned or repaid on any outstanding indebtedness is excluded but the amount of any interest payments or other fees paid by Macerich in association with any such loans is included.)

II.   Categorical Standards

If a Director has any one or more of the following kinds of relationships with Macerich (either directly or as a partner, shareholder or officer of an organization that has a relationship with Macerich) or any of its executive officers, such Director shall meet Macerich’s Director Independence Standards so long as each such relationship falls within the following applicable categorical standards:

A.             Relationship:   Employment by Macerich of the Director or family members of the Director.

Categorical Standard:   During the preceding three years of the determination date, Macerich has neither employed the Director in any capacity nor any of his or her immediate family members as an executive officer.

B.              Relationship:   Direct compensation paid by Macerich to the Director or family members of the Director.

Categorical Standard:   During the preceding three years of the determination date, neither the Director, nor any of his or her immediate family members, has received during any twelve-month period more than $100,000 in direct compensation from Macerich, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). (For purposes of this standard, (a) compensation for prior service as an interim chairman or chief executive officer of Macerich, (b) dividends, interest or other investment income, (c) reimbursement of bona fide, documented business expenses, and (d) compensation received by an immediate family member for service as a non-executive officer of Macerich will not be considered. For purposes of this standard, payments made to a business that is solely owned by a Director and/or his or her immediate family members(s) should be included as direct compensation.)

C.              Relationship:   Affiliation or employment by the Director or family members of the Director with internal or external auditors of Macerich.

Categorical Standard:   Neither the Director nor an immediate family member is a current partner of a firm that is Macerich’s internal or external auditor. The Director is not a current employee of such a firm. The Director has no immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice. Neither the Director nor an immediate family member was within the preceding three years of the determination date (but is no longer) a partner or employee of such a firm and personally worked on Macerich’s audit within that time.

D.             Relationship:   Employment of the Director or family members of the Director with another company where any member of Macerich management serves on the governing board of such other company.

Categorical Standard:   During the preceding three years of the determination date, neither the Director nor any immediate family member of the Director has been employed as an executive officer of another company where any of Macerich’s present executive officers at the same time serves or has served on such other company’s compensation committee.

E.              Relationship:   Employment of the Director or family members of the Director with another company that does business with Macerich.

Categorical Standard:   The Director is not a current employee, nor is any immediate family member of the Director a current executive officer, of a company that has made payments to, or received payments from, Macerich for property or services in an amount which, in any of the preceding three fiscal years of such company, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues. (For purposes of this standard, principal loaned or repaid on any outstanding indebtedness is excluded but the amount of any interest payments or other fees paid by Macerich in association with any such loans is included.)

F.               Relationship:   Affiliation of the Director or family members of the Director with a charitable organization that Macerich or an executive officer of Macerich contributes to.

Categorical Standard:   During the preceding three fiscal years of the determination date, the Director has not been an executive officer of any charitable organization that receives from Macerich and/or an executive officer of Macerich contributions in an amount which, in any single fiscal year of such organization, exceed the greater of $250,000 or 2% of such charitable organization’s consolidated gross revenues.

G.            Relationship:   Direct or indirect ownership of Macerich stock by the Director or family members of the Director.

Categorical Standard:   Direct or indirect ownership of Macerich stock by a Director and/or family members of the Director does not make a Director who is otherwise independent a non-independent Director.

H.            Relationship:   Employment of the Director or family members of the Director by another company that loans money to Macerich.

Categorical Standard:   The Director is not an executive officer of another company that loans money to Macerich where the total amount of Macerich’s indebtedness to such other company is more than 1% of the total consolidated assets of such other company.

I.                  Relationship:   Employment of the Director or family members of the Director with another company where any member of Macerich management or his or her family members own equity securities of such other company.

Categorical Standard:   Neither the Director nor any immediate family members of the Director is a general or managing partner or executive officer of another company in which any Macerich executive officer owns more than 10% of the outstanding equity securities.

J.                 Relationship:   Ownership by the Director and/or family members of the Director of equity securities of another company in which a member of Macerich management or his or her family members own equity securities or is an employee.

Categorical Standard A:   The Director does not own more than 10% of the outstanding equity securities of a company where any Macerich executive officer or any of his immediate family members is a general or managing partner, controlling equity holder or executive officer.

Categorical Standard B:   The Director is not a controlling equity holder of a company where any Macerich executive officer owns more than 10% of the outstanding equity securities.

K.             Relationship:   The Director has a familial or other similar relationship with a member of Macerich management.

Categorical Standard:   The Director does not have any relationship with any executive officer of Macerich that consists of a family relationship.

L.               Relationship:   Employment of the Director or family members of the Director by another company that co-invests or forms a joint venture with Macerich.

Categorical Standard:   The Director is not an executive officer or employee, nor is any immediate family member of the Director an executive officer, of a company that has a co-investment or is a joint venture partner with Macerich where the amount of such company’s equity investment in any single fiscal year of such company exceeds (i) the greater of $1 million or 2% of such company’s consolidated gross revenues or (ii) 1% of the total consolidated assets of such company.

III.   Other Transactions

Relationships not specifically covered by the above categorical standards may, in the Board’s judgment, be deemed not to be material and the Director will be deemed independent, if, after taking into account all relevant facts and circumstances, the Board determines that the existence of such relationship or transaction would not impair the Director’s exercise of independent judgment. The Nominating and Corporate Governance Committee will review the independence of each non-management Director and make its recommendation to the full Board for their consideration.

In making a determination regarding a Director’s independence, the Board shall consider all relevant facts and circumstances, including the Director’s commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships and such other criteria as the Board may determine from time to time.

The Board shall undertake an annual review of the independence of all non-management Directors. In advance of the meeting at which this review occurs, each non-management Director shall be asked to provide the Board with full information regarding the Director’s business and other relationships with Macerich and with its executive officers to enable the Board to evaluate the Director’s independence. Directors also have an affirmative obligation to inform the Board of any material changes in circumstances or relationships that may impact their designation by the Board as independent.

IV.   Definitions

For purposes of these independence standards (i) “immediate family members” of a Director includes any of the Director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who share the Director’s home, (ii) “determination date” means the date the Board makes its determination about the independence of the members of the Board, and (iii) “company” means any corporation, company, group, partnership, limited liability company, or other entity. A person who ceases to be an immediate family member as a result of legal separation or divorce, or those who have died or become incapacitated, need not be considered in assessing the independence of a Director.

For purposes of the Categorical Standards, the holdings of immediate family members of the Director and the executive officer will be included in determining whether the Director and/or executive officers owns more than 10% of the outstanding equity securities of a company or is a controlling equity holder.

Appendix II

1.                Selected REITs across various property sectors

AMB Property Corporation

Apartment Investment & Management Company

Archstone-Smith Trust

Avalon Bay Communities, Inc.

Boston Properties, Inc.

Camden Property Trust

Developers Diversified Realty Corporation

Duke Realty Corporation

Health Care Property Investment Inc.

Hilton Hotels Corp.

Host Hotels & Resorts, Inc.

Kimco Realty Corporation

Liberty Property Trust

Mack-Cali Realty Corporation

New Plan Excel Realty Trust, Inc.

Prologis

Public Storage Inc.

Regency Centers Corporation

Trizec Properties Inc.

United Dominion Realty Trust

Weingarten Realty Investment

2.                Retail Mall REITs

CBL & Associates Properties, Inc.

General Growth Properties, Inc.

Simon Property Group, Inc.

Taubman Centers, Inc.

3.                Selected REIT companies with retail operations

Taubman Centers, Inc.

New Plan Excel Realty Trust, Inc.

Regency Centers Corporation

Weingarten Realty Trust

CBL & Associates Properties, Inc.

Kimco Realty Corporation

Developers Diversified Realty Corporation

Vornado Realty Trust

General Growth Properties, Inc.

Simon Property Group, Inc.

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Appendix III

Peer REITs

Acadia Realty Trust

AMB Property Corporation

Apartment Investment and Management Company

CBL & Associates Properties, Inc.

Colonial Properties Trust

Crescent Real Estate Equities Company

Developers Diversified Realty Corporation

Duke Realty Corporation

Equity Office Properties Trust*

Equity One, Inc.

Equity Residential

Federal Realty Investment Trust

General Growth Properties, Inc.

Glimcher Realty Trust

Heritage Property Investment Trust, Inc.*

Inland Real Estate Corporation

Kimco Realty Corporation

Liberty Property Trust

Mack-Cali Realty Corporation

National Retail Properties, Inc.

New Plan Excel Realty Trust, Inc.

Pennsylvania Real Estate Investment Trust

Realty Income Corporation

Regency Centers Corporation

Simon Property Group, Inc.

Tanger Factory Outlet Centers, Inc.

Taubman Centers, Inc.

Vornado Realty Trust

Weingarten Realty Investors

*   Since these companies are no longer public companies, the Compensation Committee may replace them.

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card
PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
`
A Election of Directors — The Board of Directors recommends a vote FOR the election of each of the nominees for director.

1. Election of each of the following nominees for director for the terms described in the accompanying Proxy Statement.

	01 - Edward C. Coppola	02 - Fred S. Hubbell			03 - Dr. William P. Sexton

	☐	Mark here to vote FOR all nominees
	☐	Mark here to WITHHOLD vote from all nominees
					01	02	03
	☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.			☐	☐	☐

B	Issues — The Board of Directors recommends a vote FOR Proposal 2 and AGAINST Proposal 3.
		For	Against	Abstain				For	Against	Abstain
2.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent accountants for the year ending December 31, 2007.	☐	☐	☐		3.	Stockholder proposal regarding declassification of the Board of Directors, if properly presented at the meeting.	☐	☐	☐

C Non-Voting Items
Change of Address — Please print your new address below				Comments — Please print your comments below.				Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.	☐

D	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

You are cordially invited to attend the

Annual Meeting of Stockholders of

THE MACERICH COMPANY

to be held

Wednesday, May 30, 2007 at 10:00 a.m. Local Time

at

THE FAIRMONT MIRAMAR HOTEL

101 WILSHIRE BOULEVARD

SANTA MONICA, CALIFORNIA

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — The Macerich Company

Proxy Solicited on Behalf of the Board of Directors of

the Company for the Annual Meeting to be held on May 30, 2007

The undersigned stockholder of The Macerich Company, a Maryland corporation (the “Company”), hereby appoints Thomas E. O’Hern and Richard A. Bayer, and each of them, as proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Stockholders of the Company to be held at The Fairmont Miramar Hotel, 101 Wilshire Boulevard, Santa Monica, California on May 30, 2007 at 10:00 a.m. local time, and at any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and the accompanying Proxy Statement and revokes any Proxy heretofore given with respect to such meeting or any adjournment or postponement thereof.

The votes entitled to be cast by the undersigned will be cast as instructed on the reverse side hereof. If this Proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” each of the nominees for director, “FOR” Proposal 2 and “AGAINST” Proposal 3, each as described in the Proxy Statement. The votes entitled to be cast by the undersigned will be cast in the discretion of the Proxy holder on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.

(Items to be voted appear on reverse side.)